                                                                   Exhibit 10.17

                                                                  EXECUTION COPY

================================================================================





                                CREDIT AGREEMENT

                          dated as of January 21, 1997

                                      among

                            GENERAL CIGAR CO., INC.,
                                   as Borrower

                          GENERAL CIGAR HOLDINGS, INC.
                                 387 PAS CORP.,
                              CLUB MACANUDO, INC.,
                          GCH TRANSPORTATION, INC. and
                            VILLAZON & COMPANY, INC.
                                  as Guarantors

                  THE LENDERS FROM TIME TO TIME PARTIES HERETO

                                       and

                             CHASE SECURITIES INC.,
                                   as Arranger

                       ----------------------------------

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent





================================================================================

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

SECTION 1.  DEFINITIONS..................................................  2
      1.1   Defined Terms................................................  2
      1.2   Other Definitional Provisions................................ 18

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS.............................. 18
      2.1   Revolving Credit Commitments................................. 18
      2.2   Revolving Credit Notes....................................... 18
      2.3   Procedure for Revolving Credit Borrowing..................... 19
      2.4   Fees......................................................... 19
      2.5   Termination or Reduction of Revolving Credit Commitments..... 20
      2.6   Term Loans................................................... 20
      2.7   Term Notes................................................... 20
      2.8   Procedure for Term Loan Borrowing............................ 20
      2.9   Optional and Mandatory Prepayments........................... 21
      2.10  Conversion and Continuation Options.......................... 22
      2.11  Minimum Amounts and Maximum Number of Tranches............... 23
      2.12  Interest Rates and Payment Dates............................. 23
      2.13  Computation of Interest and Fees............................. 23
      2.14  Inability to Determine Interest Rate......................... 24
      2.15  Pro Rata Treatment and Payments.............................. 24
      2.16  Illegality................................................... 25
      2.17  Requirements of Law.......................................... 26
      2.18  Taxes........................................................ 27
      2.19  Indemnity.................................................... 28

SECTION 3.  REPRESENTATIONS AND WARRANTIES............................... 28
      3.1   Financial Condition.......................................... 28
      3.2   No Change.................................................... 31
      3.3   Corporate Existence; Compliance with Law..................... 31
      3.4   Corporate Power; Authorization; Enforceable Obligations...... 32
      3.5   No Legal Bar................................................. 32
      3.6   No Material Litigation....................................... 32
      3.7   No Default................................................... 32
      3.8   Ownership of Property; Liens................................. 33
      3.9   Intellectual Property........................................ 33
      3.10  No Burdensome Restrictions................................... 33
      3.11  Taxes........................................................ 33
      3.12  Federal Regulations.......................................... 33
      3.13  ERISA........................................................ 34
      3.14  Investment Company Act; Other Regulations.................... 34

                                                                         Page
                                                                         ----

      3.15  Subsidiaries................................................. 34
      3.16  Purpose of Loans............................................. 34
      3.17  Environmental Matters........................................ 35
      3.18  Purchase Agreements.......................................... 35
      3.19  Accuracy and Completeness of Information..................... 36
      3.20  Assumed Liabilities.......................................... 36
      3.21  Distribution Agreement....................................... 36
      3.22  Asset Transfers.............................................. 36

SECTION 4.  CONDITIONS PRECEDENT......................................... 36
      4.1   Conditions to Initial Loans.................................. 36
               (a)  Loan Documents....................................... 36
               (b)  Corporate Proceedings of the ........................ 37
               (c)  Corporate Documents.................................. 37
               (d)  Incumbency Certificates.............................. 37
               (e)  Fees................................................. 37
               (f)  Closing Certificate.................................. 37
               (g)  Pledged Stock; Stock Powers.......................... 37
               (h)  Legal Opinion........................................ 37
               (i)  Acquisition.......................................... 38
               (j)  Transaction Fees..................................... 38
               (k)  Existing Credit Agreement............................ 38
      4.2   Conditions to Each Loan...................................... 39
               (a)  Representations and Warranties....................... 39
               (b)  No Default........................................... 39
               (c)  Additional Documents................................. 39
               (d)  Additional Matters................................... 39

SECTION 5.  AFFIRMATIVE COVENANTS........................................ 39
      5.1   Financial Statements......................................... 40
      5.2   Certificates; Other Information.............................. 41
      5.3   Payment of Obligations....................................... 41
      5.4   Conduct of Business and Maintenance of Existence;
                Compliance with Contractual Obligations and
                Requirements of Law...................................... 41
      5.5   Maintenance of Property; Insurance........................... 42
      5.6   Inspection of Property; Books and Records; Discussions....... 42
      5.7   Notices...................................................... 42
      5.8   Additional Pledges and Guarantees............................ 43

SECTION 6.  NEGATIVE COVENANTS........................................... 43
      6.1   Financial Condition Covenants................................ 43
               (a)  Indebtedness to Net Worth Ratio...................... 43
               (b)  Maintenance of Net Worth............................. 44
               (c)  Fixed Charge Coverage................................ 44

                                                                         Page
                                                                         ----

               (d)  Maintenance of Current Ratio......................... 44
      6.2   Limitation on Indebtedness................................... 45
      6.3   Limitation on Liens.......................................... 46
      6.4   Limitation on Guarantee Obligations.......................... 47
      6.5   Limitations of Fundamental Changes........................... 47
      6.6   Limitation on Sale of Assets................................. 48
      6.7   Limitation on Leases......................................... 48
      6.8   Compliance with ERISA........................................ 48
      6.9   Limitation on Investments, Loans and Advances................ 48
      6.10  Limitation on Restricted Payments............................ 49
      6.11  Limitation on Capital Expenditures........................... 50
      6.12  Limitation on Negative Pledge Clauses........................ 50
      6.13  Transactions with Affiliates................................. 50
      6.14  Sale and Leaseback........................................... 50
      6.15  Fiscal Year.................................................. 51
      6.16  Corporate Documents.......................................... 51
      6.17  Passive Status for Holdings.................................. 51
      6.18  Distribution Agreement....................................... 51

SECTION 7.  EVENTS OF DEFAULT............................................ 51

SECTION 8.  THE ADMINISTRATIVE AGENT..................................... 54
      8.1   Appointment.................................................. 54
      8.2   Delegation of Duties......................................... 54
      8.3   Exculpatory Provisions....................................... 54
      8.4   Reliance by Administrative Agent............................. 55
      8.5   Notice of Default............................................ 55
      8.6   Non-Reliance on Administrative Agent and Other Lenders....... 55
      8.7   Indemnification.............................................. 56
      8.8   Administrative Agent in Its Individual Capacity.............. 56
      8.9   Successor Administrative Agent............................... 57

SECTION 9. . GUARANTEE................................................... 57
      9.1   Guarantee.................................................... 57
      9.2   Right of Set-off............................................. 58
      9.3   No Subrogation............................................... 58
      9.4   Amendments, etc.............................................. 59
      9.5   Guarantee Absolute and Unconditional......................... 59
      9.6   Reinstatement................................................ 60
      9.7   Payments..................................................... 60

SECTION 10.  MISCELLANEOUS............................................... 60
      10.1   Amendments and Waivers...................................... 60
      10.2   Notices..................................................... 61

                                                                         Page
                                                                         ----

      10.3   No Waiver; Cumulative Remedies.............................. 62
      10.4   Survival of Representations and Warranties.................. 62
      10.5   Payment of Expenses and Taxes............................... 63
      10.6   Successors and Assigns; Participations; Purchasing Lenders.. 63
      10.7   Adjustments; Set-off........................................ 66
      10.8   Counterparts................................................ 67
      10.9   Severability................................................ 67
      10.10  Integration................................................. 67
      10.11  GOVERNING LAW............................................... 67
      10.12  Submission To Jurisdiction.................................. 67
      10.13  WAIVER OF JURY TRIAL........................................ 68

SCHEDULES

Schedule I     -    Commitments
Schedule II    -    Subsidiaries
Schedule III   -    Indebtedness
Schedule IV    -    Liens
Schedule V     -    Sale-Leaseback Transactions
Schedule VI    -    Guarantee Obligations
Schedule VII   -    Environmental Liabilities
Schedule VIII  -    List of Pledge Agreements
Schedule IX    -    Wollen Letter


EXHIBITS

Exhibit A-1    -    Form of Revolving Credit Note
Exhibit A-2    -    Form of Term Note
Exhibit B      -    Form of Closing Certificate
Exhibit C      -    Form of Borrower's Legal Opinion
Exhibit D      -    Form of Commitment Transfer Supplement
Exhibit E      -    Form of Culbro Group Guarantee
Exhibit F      -    Form of Pledge Agreement

            CREDIT AGREEMENT, dated as of January 21, 1997, among General Cigar Co., Inc., a Delaware corporation (the "Borrower"), General Cigar Holdings, Inc., a Delaware corporation ("Holdings"), 387 PAS Corp., a New York corporation ("387"), Club Macanudo, Inc., a New York corporation ("Club"), GCH Transportation, Inc., a Delaware corporation ("Aircraft Subsidiary"), Villazon & Company, Inc., a Delaware corporation ("New Villazon"), the several banks and other financial institutions from time to time parties to this Agreement (collectively, the "Lenders"), and The Chase Manhattan Bank, a New York banking corporation, as agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H :

            WHEREAS, Culbro (as defined herein), the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of June 5, 1996 (as amended, the "Existing Credit Agreement");

            WHEREAS, pursuant to an Asset Purchase Agreement, dated as of December 20, 1996 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Asset Purchase Agreement"), among the Borrower, Villazon & Company, Inc., a Florida corporation ("Villazon"), Frank Llaneza, Daniel Blumenthal and Constantino Gonzalez (collectively, the "Stockholders"), Villazon has agreed to sell, and the Borrower has agreed to purchase (the "Asset Acquisition"), substantially all the assets (collectively, the "Purchased Business") of Villazon (excluding, among other things, Villazon Subsidiary (as defined below)) for a total consideration (including the assumption by the Borrower of certain obligations owing by Villazon to the Stockholders) of approximately $64,820,000 (the "Asset Purchase Price"), all as provided in the Asset Purchase Agreement and the Tax Reimbursement Agreement (as defined herein);

            WHEREAS, pursuant to a Stock Purchase Agreement, dated as of December 23, 1996 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Stock Purchase Agreement") (the Asset Purchase Agreement and the Stock Purchase Agreement, collectively, the "Purchase Agreements"), among the Borrower, Honduras American Tabaco, S.A. de C.V., an Honduran corporation ("HATSA"), Frank Llaneza and Daniel Blumenthal (Frank Llaneza and Daniel Blumenthal, collectively, the "Selling Shareholders"), the Selling Shareholders have each agreed to sell all of their shares of capital stock of HATSA and to deliver all of the shares owned by each of John Oliva, Cesar Lopez, Estelo Padron and Edgardo Dumas (the "HATSA Shares" and, together with the Purchased Business, the "Acquired Assets"), and the Borrower has agreed to acquire all of the HATSA Shares ("the Stock Acquisition" and, together with the Asset Acquisition, the "Acquisition") for a total consideration (including the payment by HATSA to its shareholders of certain amounts at closing of the Stock Acquisition) of approximately $24,200,000, all as provided in the Stock Purchase Agreement (the "Stock Purchase Price" and, together with the Asset Purchase Price, the "Purchase Price");

            WHEREAS, the Borrower intends that, immediately following the closing of the Acquisition, assets acquired pursuant to the Acquisition (other than the HATSA Shares) will be contributed by the Borrower to New Villazon;

            WHEREAS, sources of funds are required to finance a portion of the Purchase Price, to pay fees and other expenses incurred in connection with the Acquisition and the financing thereof and to repay all outstanding borrowings under the Existing Credit Agreement;

            WHEREAS, the Borrower has requested that the Lenders make the Term Loans (as defined herein) in the aggregate amount of $60,000,000 to provide for a portion of the financing required for the Acquisition; and

            WHEREAS, the Borrower has requested that the Lenders make available a $60,000,000 revolving credit facility to provide for (i) prior to the occurrence of an IPO Event (as defined herein), the repayment of outstanding bank borrowings (including all borrowings made pursuant to the Existing Credit Agreement), the funding of the Acquisition and expenses related thereto and the working capital needs of Culbro and its Restricted Subsidiaries (as defined herein) and (ii) following the occurrence of an IPO Event, the working capital and general corporate needs of Holdings and its Restricted Subsidiaries in the ordinary course of business;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

            SECTION 1.  DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Acquired Assets": as defined in the recitals hereto.

            "Acquisition": as defined in the recitals hereto.

            "Administrative Agent": as defined in the preamble herein.

            "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the power, directly or indirectly, either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

            "Aircraft Subsidiary": as defined in the preamble hereto.

            "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Alternate Base Rate Loans": Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

            "Applicable Margin": (a) with respect to Alternate Base Rate Loans,
      (i) prior to an IPO Event, 1% per annum and (ii) following an IPO Event, 0% per annum and (b) with respect to Eurodollar Loans, (i) prior to an IPO Event, 2% per annum and (ii) following an IPO Event, .75% per annum.

            "Asset Acquisition": as defined in the recitals hereto.

            "Asset Purchase Agreement": as defined in the recitals hereto.

            "Asset Purchase Price": as defined in the recitals hereto.

            "Asset Transfers": collectively, (i) the transfer by Culbro to Holdings of all the shares of Capital Stock of the Borrower, Club, Club Chicago, 387 and Aircraft Subsidiary, all of Culbro's interest in the headquarters located at 387 Park Avenue South and all of Culbro's licenses, permits, accounts receivable, prepaid expenses, reserves and other current assets relating to the cigar business and (ii) the transfer by Culbro to the Borrower of all the shares of Capital Stock of New Villazon and approximately 1,200 acres of real estate held by Culbro in the Connecticut River Valley, all as provided for in Sections 2.01 and
      2.03 of the Distribution Agreement.

            "Assumed Liabilities": the liabilities of Culbro to be assumed by Holdings relating to the cigar business and the assets to be transferred to Holdings and the Borrower pursuant to the Asset Transfers, including all expenses relating to the proposed initial public offering of common stock of Holdings described in the S-1, the Asset Transfers, the CLR Transfers (as defined in the Culbro Group Guarantee), the distribution by Culbro to its shareholders of all the outstanding common stock of CLR and the Merger, all as provided for in the "Retained Liabilities" definition contained in the Distribution Agreement.

            "Available Revolving Credit Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding.

            "Benefitted Lender": as defined in subsection 10.7(a).

            "Board": the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

            "Borrower": as defined in the preamble hereto.

            "Borrowing Date": any Business Day specified in a notice pursuant to subsection or as a date on which the Borrower requests the Lenders to make Loans hereunder.

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Connecticut are authorized or required by law to close.

            "Capital Expenditure": as defined in subsection .

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            "Cash Equivalents": (i) marketable securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit having maturities of not more than six months from the date of acquisition of any Lender or of any domestic commercial bank having capital and surplus in excess of $500,000,000 the holding company of which has a commercial paper rating meeting the requirements specified in clause
      (iv) below, (iii) repurchase obligations with a term of not more than seven days or underlying securities of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii) above, and (iv) commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within six months after the date of acquisition.

            "Chase": The Chase Manhattan Bank.

            "Closing Date": the date on which all of the conditions precedent set forth in subsection shall have been satisfied, which shall be no later than January 31, 1997.

            "CLR": Culbro Land Resources, Inc., a Delaware corporation and a wholly owned Subsidiary of Culbro.

            "Club Chicago": Club Macanudo (Chicago), Inc., an Illinois corporation.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": as defined in the Pledge Agreement.

            "Commitment Fee": as defined in subsection .

            "Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Termination Date or such earlier date as the Commitments shall terminate as provided herein.

            "Commitments": the collective reference to the Revolving Credit Commitments and the Term Loan Commitments.

            "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with Holdings (or, prior to an IPO Event, with Culbro) within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings (or, prior to an IPO Event, Culbro) and that is treated as a single employer under Section 414 of the Code.

            "Consolidated Current Assets": as to any Person at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries as at such date.

            "Consolidated Current Liabilities": as to any Person at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of such Person and its Restricted Subsidiaries as at such date, but in any event (a) including the amounts of (i) all Indebtedness of any such Person payable on demand or, at the option of the Person to which such Indebtedness is owed, not more than twelve months after such date and (ii) any payments in respect of any Indebtedness of any such Person (whether installment, serial maturity or sinking fund payments or otherwise) required to be made not more than twelve months after such date and (b) excluding the Loans.

            "Consolidated Indebtedness and Guarantee Obligations": as to any Person at a particular date, the aggregate amount of all Indebtedness and Guarantee Obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis as at such date, after eliminating all intercompany items in accordance with GAAP.

            "Consolidated Interest Expense": as to any Person for any period, interest expense of such Person and its Restricted Subsidiaries for such period, including without limitation, interest payable with respect to the Loans and the interest portion of all obligations under Financing Leases, all as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Lease Expense": as to any Person for any period, the aggregate rental obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis payable in respect of such period under leases of real and/or personal property (net of income from sub-leases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto, excluding, however, obligations under Financing Leases.

            "Consolidated Net Income": as to any Person for any period, the consolidated net income (or deficit) of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

            "Consolidated Net Worth": as to any Person at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

            "Consolidated Operating Cash Flow": as to any Person for any period with respect to such Person and its Restricted Subsidiaries, the sum of
      (a) Consolidated Net Income; plus (b) income tax expense, depreciation, amortization and Consolidated Interest Expense; minus or plus, respectively, (c) gains or losses in respect of minority interests of such Person or any of its Restricted Subsidiaries in any other Person; minus or plus, respectively, (d) earnings or losses of (i) all Subsidiaries of such Person other than Restricted Subsidiaries of such Person and (ii) other equity investments; plus (e) all cash dividends from (i) all Subsidiaries of such Person other than Restricted Subsidiaries of such Person and (ii) other equity investments to the extent actually received by such Person; plus or minus, respectively, (f) non-cash charges or gains; plus or minus, respectively, (g) losses or gains resulting from sales by such Person and its Subsidiaries of assets not in the ordinary course of business, all for such period and determined on a consolidated basis in accordance with GAAP.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Culbro": Culbro Corporation, a New York corporation.

            "Culbro Group": Culbro and each Restricted Subsidiary of Culbro (other than a member of the Holdings Group).

            "Culbro Group Guarantee": the guarantee to be made by each member of the Culbro Group substantially in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time.

            "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Distribution Agreement": the Distribution Agreement to be entered into among Holdings, Culbro and CLR substantially in the form of the draft thereof dated January 20, 1997, as amended, supplemented or otherwise modified in accordance with subsection 6.18.

            "Dollars" and "$": dollars in lawful currency of the United States of America.

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of such System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Working

      Days prior to the beginning of such Interest Period, (a) in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted,
      (b) for delivery on the first day of such Interest Period, (c) for the number of days comprised therein and (d) in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

            "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                        ------------------------------
                   1.00 - Eurocurrency Reserve Requirements

            "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Federal Funds Effective Rate": as defined in the definition of Alternate Base Rate.

            "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

            "First Test Period": as defined in subsection 6.1(c).

            "Foreign Subsidiary": any Subsidiary organized under the laws of any jurisdiction other than the United States of America or any political subdivision thereof.

            "GAAP": generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 3.1(a).

            "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantee Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term "Guarantee Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

            "Guarantors": prior to the IPO Event, each member of the Culbro Group and the Holdings Loan Party Group (other than the Borrower); following the IPO Event, each member of the Holdings Loan Party Group (other than the Borrower).

            "HATSA Shares": as defined in the recitals hereto.

            "Holdings": as defined in the preamble hereto.

            "Holdings Group": the collective reference to Holdings and each of its Subsidiaries.

            "Holdings Loan Party Group": the collective reference to Holdings, the Borrower, 387, Club, Aircraft Subsidiary, New Villazon and each other Person that shall hereafter become a party to this Agreement as a guarantor pursuant to the provisions of subsection 5.8.

            "Imperial": Imperial Nurseries, Inc., a Delaware corporation and wholly owned Subsidiary of Culbro.

            "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations (contingent or otherwise) of such

      Person under Financing Leases, (c) all obligations (contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (e) any withdrawal liability of such Person or a Commonly Controlled Entity to a Multiemployer Plan. The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is a general partner.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Interest Payment Date": (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding; (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period; and
      (c) as to any Eurodollar Loan having an Interest Period of longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding last day of such Interest Period.

            "Interest Period": with respect to any Eurodollar Loan:

                  (a) initially, the period commencing on the borrowing or
            conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent and the Lenders not less than three Working Days prior to the last day of the then current Interest Period with respect thereto;

      provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (1) if any Interest Period would otherwise end on a day that is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

                  (2) any Interest Period that would otherwise extend beyond the
            Revolving Credit Termination Date shall end on the Revolving Credit Termination Date and any Interest Period with respect to the Term Loans that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

                  (3) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month.

            "Interest Rate Protection Agreement": for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

            "IPO Event": shall occur on any date after the Securities and Exchange Commission issues an order declaring effective a registration statement for the initial public offering of up to 25% of the then outstanding shares of common stock of Holdings on which Holdings shall receive Net Cash Proceeds from the sale of such shares of at least $70,000,000.

            "Lenders": as defined in the preamble hereto.

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement or agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

            "Loan": any loan made by any Lender pursuant to this Agreement.

            "Loan Documents": this Agreement, the Notes, the Culbro Group Guarantee and the Security Documents.

            "Loan Party": at any time, any Person (other than the Administrative Agent or any Lender) which is a party to any of the Loan Documents then in effect (or, at any time prior to the Closing Date, any member of the Holdings Group or the Culbro Group).

            "Majority Lenders": at any time prior to satisfaction of the conditions precedent set forth in subsection 4.1 on the Closing Date, Lenders having at least 51% of the aggregate Commitments; and, at any time thereafter, Lenders having total exposure consisting of Term Loans and Revolving Credit Commitments in an aggregate amount of more than 50% of an amount equal to the sum of (a) the aggregate Term Loans then outstanding plus (b) the aggregate Revolving Credit Commitments then in effect, or, at any time after the termination or expiration of the Revolving Credit Commitments, Lenders having total exposure consisting of Term Loans and Revolving Credit Loans in an aggregate amount of more than 50% of an amount equal to the sum of (x) the aggregate Term Loans then outstanding plus (y) the aggregate Revolving Credit Loans then outstanding.

            "Majority Revolving Credit Lenders": at any time prior to the expiration or termination of the Revolving Credit Commitments, Lenders having an aggregate Revolving Credit Commitment Percentage of more than 50%; or, at any time after the expiration or termination of the Revolving Credit Commitments, Lenders having total Revolving Credit Loans in an amount of more than 50% of the aggregate Revolving Credit Loans then outstanding.

            "Majority Term Lenders": at any time prior to the satisfaction of the conditions precedent set forth in subsection on the Closing Date, Lenders having more than 50% of the aggregate Term Loan Commitments; and at any time thereafter, Lenders holding more than 50% of the aggregate Term Loans then outstanding.

            "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Holdings and its Restricted Subsidiaries taken as a whole,
      (b) the ability of any Loan Party to perform its obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

            "Material Subsidiary": as to any Person at any time, any Subsidiary of such Person which is not a Foreign Subsidiary and which shall either
      (a) then have assets the aggregate fair market value of which is greater than $1,000,000 or (b) have had aggregate consolidated revenues greater than $1,000,000 during the then most recently ended period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Lenders pursuant to subsection 5.1.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Maturity Date": as defined in subsection .

            "Merger": the merger of Culbro with or into Holdings that is proposed to occur approximately 180 days after an IPO Event and that is described in the S-1.

            "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Cash Proceeds": (a) with respect to the sale of any asset by Holdings (or, at any time prior to an IPO Event, Culbro) or any of its Restricted Subsidiaries, an amount certified in reasonable detail by the Borrower to the Lenders as being equal to (i) the sum of the cash and Cash Equivalents received in connection with such sale minus (ii) the sum of
      (x) the principal amount of any Indebtedness which is secured by any such asset and which is repaid in connection with the sale thereof, (y) the reasonable out-of-pocket expenses incurred by Holdings (or, at any time prior to an IPO Event, Culbro) or such Restricted Subsidiary in connection with such sale and (z) provision for taxes attributable to such sale (as estimated by the Borrower in good faith) and (b) with respect to the sale or issuance of any Capital Stock by Holdings (or, at any time prior to an IPO Event, Culbro) or any of its Restricted Subsidiaries, an amount certified in reasonable detail by the Borrower to the Lenders as being equal to (i) the sum of the cash and Cash Equivalents received in connection with such sale minus (ii) the reasonable and customary underwriting discounts and commissions (if any) and other reasonable out-of-pocket expenses incurred by Holdings or such Restricted Subsidiary in connection with such sale.

            "New Villazon": as defined in the preamble hereto.

            "Notes": the collective reference to the Revolving Credit Notes and the Term Notes.

            "Obligations": the collective reference to (a) the unpaid principal of and interest on the Notes, and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any other document made, delivered or given in connection herewith or therewith, including, without limitation, any Interest Rate Protection Agreements entered into with any of the Lenders or any Affiliate thereof, and (b) all obligations and liabilities of the Borrower or any of its Restricted Subsidiaries under any letter of credit application or letter of credit reimbursement agreement entered into with any of the Lenders or any Affiliate thereof in connection with the issuance by such Lender or Affiliate of a letter of credit on behalf of the Borrower or such Restricted Subsidiary, in each case described in clauses (a) and (b) above whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the

      Administrative Agent or to the Lenders that are required to be paid by the Borrower or the Guarantors pursuant to the terms of this Agreement or any other Loan Document).

            "Park Avenue South Mortgages": the Amended and Restated Mortgage dated April 21, 1995 between 387 P.A.S. Enterprises and Chase (formerly Chemical Bank), as Agent, in the principal amount of $5,000,000 and the Amended and Restated Mortgage dated April 21, 1995 between 387 P.A.S. Enterprises and Culbro in the principal amount of $7,000,000.

            "Participant": as defined in subsection .

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

            "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
      Section 3(5) of ERISA.

            "Pledge Agreement": the Pledge Agreement to be made by Culbro, the Borrower and Holdings in favor of the Administrative Agent for the ratable benefit of the Lenders substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

            "Pledged Subsidiary": a Subsidiary of Culbro or Holdings all of the shares of Capital Stock of which are pledged pursuant to the Pledge Agreement.

            "Prime Rate": as defined in the definition of Alternate Base Rate.

            "Pro Forma Balance Sheet": as defined in subsection .

            "Purchase Agreements": as defined in the recitals hereto.

            "Purchase Price": as defined in the recitals hereto.

            "Purchased Business": as defined in the recitals hereto.

            "Purchasing Lender": as defined in subsection .

            "Register": as defined in subsection .

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of
      Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss. 2615.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": as to any Person, the chief executive officer, the president or the chief financial officer of such Person.

            "Restricted Payment": any declaration or payment of a dividend (other than dividends payable solely in common stock of Holdings) on, making of any payment on account of, or setting apart of assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of Holdings or any warrants or options to purchase any such stock (other than (a) payments on account of Holdings' Capital Stock made by Holdings to its management employees subsequent to an IPO Event pursuant to any of its Plans to the extent that the aggregate amount of such payments subsequent to the Closing Date does not exceed $750,000 and (b) acquisitions subsequent to an IPO Event of Capital Stock of Holdings from the holders of stock options granted pursuant to said Plans in consideration for the cancellation of such options to the extent that the aggregate amount paid in respect of such acquisitions does not exceed $1,000,000), whether now or hereafter outstanding, and any making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Subsidiary of Holdings.

            "Restricted Subsidiaries": as to any Person at any time, the Subsidiaries of such Person that would then be consolidated with such Person in accordance with GAAP.

            "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I, as such amount may be increased or reduced from time to time in accordance with the provisions of this Agreement; collectively, as to all the Lenders, the "Revolving Credit Commitments".

            "Revolving Credit Commitment Percentage": as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender's Revolving Credit Commitment.

            "Revolving Credit Commitment Period": the period from and including the date hereof to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

            "Revolving Credit Loans": as defined in subsection .

            "Revolving Credit Note": as defined in subsection .

            "Revolving Credit Termination Date": the date which is the third anniversary of the Closing Date.

            "S-1": the Borrower's Registration Statement under the Securities Act of 1933, as amended, on Form S-1 with respect to shares of the Borrower's Class A Common Stock, par value $0.01 per share, as filed with the Securities and Exchange Commission on December 24, 1996.

            "Second Test Period": as defined in subsection 6.1(c).

            "Security Documents": the Pledge Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the Obligations or to secure any guarantee of the Obligations.

            "Seller Notes": as defined in subsection .

            "Sellers": the collective reference to Villazon and the Selling Shareholders.

            "Selling Shareholders": as defined in the recitals hereto.

            "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Stock Acquisition": as defined in the recitals hereto.

            "Stockholder Loan Notes": as defined in subsection 4.1(i).

            "Stock Purchase Agreement": as defined in the recitals hereto.

            "Stock Purchase Price": as defined in the recitals hereto.

            "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

            "Tax Reimbursement Agreement": the Tax Reimbursement Agreement, dated January 21, 1997, among the Borrower, Frank Llaneza, Daniel Blumenthal and John Oliva.

            "Term Loan": as defined in subsection .

            "Term Loan Commitment": as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower hereunder on the Closing Date in a principal amount equal to the amount set forth opposite such Lender's name on Schedule I; collectively, as to all the Lenders, the "Term Loan Commitments".

            "Term Note": as defined in subsection .

            "Third Test Period": as defined in subsection 6.1(c).

            "Tranche": the collective reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

            "Transferee": as defined in subsection .

            "Type": as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

            "Villazon": as defined in the recitals hereto.

            "Villazon Subsidiary": James B. Russell, Inc., a wholly owned Subsidiary of Villazon.

            "Voting Stock": at a particular date, the Capital Stock of any corporation having voting power to elect directors under ordinary circumstances (irrespective of whether on such date Capital Stock of any other class or classes of Capital Stock of such corporation shall or might have voting power upon the occurrence of a contingency).

            "Wollen Letter": the letter from A. Ross Wollen, General Counsel of Culbro, to Price Waterhouse LLP, dated December 23, 1996, with respect to the litigation in which Culbro and its Subsidiaries are involved, a copy of which is attached hereto as Schedule IX.

            "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

            (b) As used herein, in the Notes, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Culbro and its Subsidiaries or the Borrower and its Subsidiaries not defined in subsection and accounting terms partly defined in subsection , to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

            2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make revolving credit loans (the "Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

            (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections and , provided that no Revolving Credit Loan shall be made or continued as, or converted into, a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

            2.2 Revolving Credit Notes. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1 with appropriate insertions as to payee, date and principal amount (a "Revolving Credit Note"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount of the initial Revolving Credit Commitment of such Lender (subject to subsection ) and
(b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure of any Lender to make any such recordation or any error in any such recordation shall not affect the obligations of the Borrower hereunder or under such Note. Each Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Revolving Credit Termination Date and (z) provide for the payment of interest in accordance with subsection .

            2.3 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Working Day, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise, provided that the Borrower shall give the Administrative Agent and the Lenders irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Working Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Alternate Base Rate Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Subject to the satisfaction of the conditions precedent set forth in Section 4, such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

            2.4 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the "Commitment Fee") for the period from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Termination Date, computed on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (a) prior to an IPO Event, at the rate of 3/8 of 1% per annum and (b) following an IPO Event, at the rate of 1/4 of 1% per annum, in each case payable quarterly in arrears on the last day of each March, June, September and December, commencing on the last day of March, 1997, and on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

            (b) The Borrower agrees to pay to the Administrative Agent, for its sole account and not for distribution to the Lenders, the fees specified in the fee letter from the Administrative Agent to the Borrower on the dates specified therein.

            2.5 Termination or Reduction of Revolving Credit Commitments. (a) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent and the Lenders, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $2,000,000 or a whole multiple of $500,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

            (b) The Revolving Credit Commitments shall be reduced automatically on the dates and in the amounts specified in subsection if and to the extent required by such subsection.

            (c) Any reduction of the Revolving Credit Commitments pursuant to this subsection shall reduce permanently the Revolving Credit Commitments then in effect.

            2.6 Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a "Term Loan") to the Borrower on the Closing Date in the amount of its Term Loan Commitment. The Term Loans may from time to time be (a) Eurodollar Loans, (b) Alternate Base Rate Loans or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections and 2.10.

            2.7 Term Notes. The Term Loan made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2 (a "Term Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and in a principal amount equal to the Term Loan of such Lender. The Term Note of each Lender shall (a) be dated the Closing Date; (b) be stated to mature on the date which is 364 days after the Closing Date (the "Maturity Date"); and (c) provide for the payment of interest in accordance with subsection .

            2.8 Procedure for Term Loan Borrowing. The Borrower may borrow under the Term Loan Commitments on the Closing Date, provided that, if the Term Loans are to be initially Eurodollar Loans, the Closing Date must be a Working Day and, if the Term Loans are to be initially Alternate Base Rate Loans, the Closing Date must be a Business Day and provided, further, that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York

City time, (a) three Working Days prior to the Requested Borrowing Date, if the Term Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying the Closing Date and whether the Term Loans are to be initially Eurodollar Loans or Alternate Base Rate Loans and requesting that the Lenders make the Term Loans on such date. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 11:00 A.M. on the Closing Date each Lender shall make available to the Administrative Agent at its office specified in subsection the amount of such Lender's Term Loan in immediately available funds. Subject to the satisfaction of the conditions precedent set forth in Section 4, the Administrative Agent on such date shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

            2.9 Optional and Mandatory Prepayments. (a) The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of Alternate Base Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least four Business Days' prior irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

            (b) (i) If any Loan Party or any of its Subsidiaries shall sell, lease, assign, exchange or otherwise dispose of (including as a result of casualty or condemnation) any of its assets in accordance with subsection 6.6(b) or (e) or, prior to an IPO Event, subsection 5.6(b) or (e) of the Culbro Group Guarantee, on the date on which the Net Cash Proceeds thereof are received by such Loan Party or such Subsidiary, as the case may be, an amount equal to 100% of such Net Cash Proceeds shall be applied to the prepayment of the Loans and to the permanent reduction of the Revolving Credit Commitments in accordance with paragraph (iv) below.

            (ii) If any Loan Party or any of its Subsidiaries shall sell or issue any class of its Capital Stock after the Closing Date, on the date on which the Net Cash Proceeds thereof are received by such Loan Party or such Subsidiary, as the case may be, an amount equal to 100% of such Net Cash Proceeds shall be applied to the prepayment of the Loans and to the permanent reduction of the Revolving Credit Commitments in accordance with paragraph (iv) below, provided that no reduction of the Revolving Credit Commitments to an amount less than $50,000,000 shall be required pursuant to this subsection and, provided, further, that the Term Loans shall be paid in full upon the occurrence of an IPO Event.

            (iii) If, after the Closing Date, any reduction in the Purchase Price is required pursuant to Section 1.6 of the Asset Purchase Agreement or
Section 1.4 of the Stock Purchase Agreement, on the date on which the Borrower receives any payment in respect of such reduction an amount equal to 100% of the cash proceeds thereof shall be applied to the prepayment of the Loans and to the permanent reduction of the Revolving Credit Commitments in accordance with paragraph (iv) below, provided that no such prepayment or reduction of the Revolving Credit Commitments shall be required except to the extent that the aggregate amount of such Purchase Price reduction exceeds $500,000.

            (iv) Prepayments on account of the Loans and reductions in the Revolving Credit Commitments made pursuant to paragraphs (i), (ii) and (iii) of this subsection shall be applied first, to the Term Loans, and second, to the permanent reduction of the Revolving Credit Commitments then in effect. If, after giving effect to any such reduction in the Revolving Credit Commitments, the aggregate then outstanding principal amount of the Revolving Credit Loans shall exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders as so reduced, the Borrower shall prepay the Revolving Credit Loans to the extent of such excess.

            (c) Each prepayment of the Loans pursuant to this subsection shall be made together with any amounts payable pursuant to subsection and, in the case of the Term Loans, accrued interest to the date of prepayment on the amount prepaid. Amounts prepaid on account of the Term Loans may not be reborrowed.

            2.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Working Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Alternate Base Rate Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Majority Lenders have determined in their sole discretion that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection shall not have been contravened and (iii) no Alternate Base Rate Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date (in the case of a conversion of Revolving Credit Loans) or the Maturity Date (in the case of a conversion of Term Loans).

            (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection , of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Majority Lenders have determined in their sole discretion that such a continuation is not appropriate,
(ii) if, after giving effect
thereto, subsection would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of a conversion of Revolving Credit Loans) or the Maturity Date (in the case of a conversion of Term Loans), and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) above such Eurodollar Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

            2.11 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. No more than ten Tranches may be outstanding at any time.

            2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

            (b) Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

            (c) If all or a portion of (i) the principal amount of any Loan,
(ii) any interest payable thereon or (iii) any fees or other amounts owing under this Agreement or any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is the higher of (x) 2% per annum plus the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) 2% per annum plus the Alternate Base Rate, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date and on each date principal is due, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand.

            2.13 Computation of Interest and Fees. (a) Interest on Alternate Base Rate Loans and Commitment Fees shall be calculated on the basis of a 360-day year for the actual days elapsed, provided that Interest on Alternate Base Rate Loans the interest payable on which is then based on the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection .

            2.14 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

            (b) the Administrative Agent shall have received notice from any Lender that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender (as conclusively certified by such Lender) of making or maintaining its affected Loans during such Interest Period, the Administrative Agent shall give telex, telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Alternate Base Rate Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Alternate Base Rate Loans to Eurodollar Loans.

            2.15 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders. Subject to the provisions of subsection , each payment (including each prepayment) by the Borrower on account of principal of and interest on (i) the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders and (ii) the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection , in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

            (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of the borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest in an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender's share of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender's share of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount, together with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, from the Borrower on the Business Day following the date upon which the Administrative Agent demands payment of such amount.

            2.16 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the

Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection .

            2.17 Requirements of Law. (a) In the event that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by subsection and changes in the rate of tax on the overall net income of such Lender);

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

            (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

            (b) In the event that any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such

Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or the corporation controlling such Lender, as the case may be, for such reduction. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

            2.18 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Lender, net income taxes and franchise taxes based upon net income imposed on the Administrative Agent or such Lender, as the case may be, by the jurisdiction under the laws of which it is organized or in which is located any office from or at which such Lender is making or maintaining its Loans, or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

            (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be. Each such Lender also agrees to deliver to the Borrower and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent. Such

Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower that it is not capable of so receiving payments without any deduction or withholding, and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

            2.19 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of the following events: (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement and (d) the making of a prepayment of Eurodollar Loans or a conversion of Eurodollar Loans to Alternate Base Rate Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not so borrowed, converted or continued, for the period from the date of such payment or prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by reemploying such amount in United States Treasury obligations with comparable maturities for comparable periods. A certificate as to any amounts payable pursuant to this subsection submitted by such Lender through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

            SECTION 3. REPRESENTATIONS AND WARRANTIES

            To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, Holdings hereby represents and warrants to the Administrative Agent and each Lender that:

            3.1 Financial Condition. (a) Each of (i) the audited combined balance sheets of Holdings as at December 2, 1995 and December 3, 1994 and the related audited combined statements of operations and of cash flows for the fiscal years ended on December 2, 1995, December 3, 1994 and November 27, 1993 (said financial statements having been audited by

Price Waterhouse LLP), copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the combined financial condition of Holdings as at such dates, and the combined results of its operations and its combined cash flows for the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants, and as disclosed therein). Neither Holdings nor any of its Subsidiaries had, at the date of the balance sheets referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 2, 1995 to and including the date hereof there has been no sale, transfer or other disposition by Holdings or any of its Subsidiaries of any material part of its business or property, and, except for the Asset Transfers, the assumption of the Assumed Liabilities and the Acquisition, no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the combined financial condition of Holdings and its Subsidiaries, taken as a whole, at December 2, 1995.

            (b) The Borrower has furnished to the Administrative Agent and the Lenders the audited consolidated balance sheets of Villazon and Villazon Subsidiary as at October 31, 1996 and December 31, 1995 and the related audited consolidated statements of income, of changes in stockholders' equity and of cash flows for the fiscal years ended December 31, 1995 and 1994 and the ten months ended October 31, 1996 (said consolidated financial statements having been audited by Price Waterhouse LLP). Such financial statements are complete and correct and present fairly the consolidated financial condition of Villazon and Villazon Subsidiary and the results of its operations, its retained earnings and its cash flows for each of the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). As of the Closing Date, no material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction exists with respect to Villazon and Villazon Subsidiary, which is not reflected in the foregoing financial statements. Since October 31, 1996, there has been no change in the Purchased Business which could reasonably be expected to have a Material Adverse Effect.

            (c) The Borrower has furnished to the Administrative Agent and the Lenders the balance sheet of Villazon Subsidiary as at October 31, 1996 and the related statement of operations for the ten months ended October 31, 1996. Such financial statements are complete and correct in all material respects and present fairly, when read in conjunction with the financial statements referred to in subsection 3.1(b), the financial condition of Villazon Subsidiary's business and the results of its operations for the fiscal period then ended. All such financial statements have been prepared in substantial conformance with GAAP (other than the omission of footnotes and schedules and subject to normal year-end audit adjustments). Since October 31, 1996, there has been no change in Villazon Subsidiary's business which could reasonably be expected to have a Material Adverse Effect. The assets and liabilities included on the balance sheet referred to in this subsection 3.1(c) represent the only material assets and liabilities of Villazon and Villazon Subsidiary that shall not be included in the Purchased Business to be transferred to the Borrower upon consummation of the Acquisition.

            (d) The Borrower has furnished to the Administrative Agent and the Lenders the audited balance sheets of HATSA as at October 31, 1996 and December 31, 1995 and the related audited statements of operations and retained earnings and of cash flows for the fiscal years ended December 31, 1995 and 1994 and the ten months ended October 31, 1996 (said financial statements having been audited by Price Waterhouse). Such financial statements are complete and correct and present fairly the financial condition of HATSA and the results of its operations, its retained earnings and its cash flows for each of the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout in the periods involved (except as approved by such accountants and as disclosed therein). As of the Closing Date, no material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction exists with respect to HATSA, which is not reflected in the foregoing financial statements. Since October 31, 1996, there has been no change in HATSA's Business which could reasonably be expected to have a Material Adverse Effect.

            (e) The unaudited pro forma combined balance sheet of Holdings and its consolidated Subsidiaries (pro forma for the Villazon Acquisition) as of August 31, 1996 (the "Pro Forma Balance Sheet"), contained in the S-1 (copies of which have heretofore been furnished to each Lender), presents fairly in substantial conformance with GAAP applied on a consistent basis the pro forma consolidated financial position of Holdings and its Subsidiaries as of August 31, 1996 after giving effect to (i) the consummation of the Acquisition and each of the transactions contemplated by the Purchase Agreements, (ii) the initial borrowings hereunder, (iii) the consummation of the Asset Transfers and the Acquisition, (iv) the assumption of the Assumed Liabilities and (v) the fees, expenses and financing costs related to the Acquisition. The Pro Forma Balance Sheet was prepared based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and presents fairly on a pro forma basis the consolidated financial position of Holdings and its Subsidiaries as at such date, assuming that the events specified in the preceding sentence had occurred on such date.

            (f) As of the Closing Date, after giving effect to the Acquisition, neither Holdings nor any of its Subsidiaries will have any material liability or obligation of any nature, absolute, accrued, contingent or otherwise, or any material judgment or long-term lease or forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the Pro Forma Balance Sheet or in the notes thereto (other than those which are incurred in the ordinary course of business of Holdings or its Restricted Subsidiaries and which are not prohibited by the provisions of this Agreement or any other Loan Document).

            (g) As of the Closing Date and after giving effect to the Acquisition and to all Indebtedness (including the Loans and the guarantees herein) being incurred and Liens created by the Loan Parties in connection therewith, (i) the amount of the present fair saleable value of the assets of the members of the Holdings Loan Party Group, taken as a whole, will, as of such date, exceed the amount of all liabilities of the members of the Holdings Loan Party Group, taken as a whole, contingent or otherwise; (ii) the present fair saleable value of the assets of the members of the Holdings Loan Party Group, taken as a whole, will, as of such date, be greater than the amount that will be required to pay such members' liabilities on their debts as such debts become absolute and matured; (iii) the Holdings Loan Party Group, taken as a whole, will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as now and as presently proposed to be conducted; and (iv) the members of the Holdings Loan Party Group, taken as a whole, will be able to pay their debts as they mature. For purposes of this subsection , (i) "debt" means "liability on a claim" and (ii) "claim" means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

            (h) Holdings was formed on December 12, 1996; from such date to and including the date hereof it has engaged in no business or operations other than the holding of shares of the Capital Stock of the Borrower, 387, Club and Aircraft Subsidiary; and on the date hereof it has no material obligations and liabilities other than its obligations hereunder. Holdings is the record and beneficial owner of all the shares of the issued and outstanding Capital Stock of the Borrower, 387, Club and Aircraft Subsidiary. The Borrower is the record and beneficial owner of all the shares of the issued and outstanding Capital Stock of New Villazon and HATSA other than the HATSA Shares owned by Edgar M. Cullman, Jr., Jay M. Green, Austin T. McNamara and A. Ross Wollen, which constitute in the aggregate less than 1% of the issued and outstanding shares of Capital Stock of HATSA as of the Closing Date.

            3.2 No Change. Since December 2, 1995 there has been no change, and no development or event involving a prospective change, which has had or could reasonably be expected to have a Material Adverse Effect, and, except for the treasury activities described on page F-10 of the S-1 under "Treasury", during the period from December 2, 1995 to and including the date hereof Holdings and its Subsidiaries have made no Restricted Payments.

            3.3 Corporate Existence; Compliance with Law. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.4 Corporate Power; Authorization; Enforceable Obligations. Each member of the Holdings Loan Party Group (a) has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement, the Notes and the other Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and (b) has taken all necessary corporate action to authorize the borrowings, in the case of the Borrower, on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of the Purchase Agreement, this Agreement, the Notes and the other Loan Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Purchase Agreement, this Agreement, the Notes or the other Loan Documents. This Agreement has been, and each Note and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each member of the Holdings Loan Party Group. This Agreement constitutes, and each Note and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each member of the Holdings Loan Party Group enforceable against such member of the Holdings Loan Party Group in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            3.5 No Legal Bar. The execution, delivery and performance of the Purchase Agreement, this Agreement, the Notes and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Holdings or of any of its Subsidiaries, and, except pursuant to the Pledge Agreement, will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

            3.6 No Material Litigation. (a) Except as set forth in the Wollen Letter, no litigation, investigation or proceeding is pending, or to the knowledge of Holdings threatened, by or against Holdings or any of its Subsidiaries that has any reasonable likelihood of having a Material Adverse Effect and (b) the actions described in the Wollen Letter do not have any reasonable likelihood of having a material adverse effect on the financial condition of Holdings and its Subsidiaries taken as a whole.

            3.7 No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which has any reasonable likelihood of having a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            3.8 Ownership of Property; Liens. Each of Holdings and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, except for (a) imperfections in title that do not, in the aggregate, have any reasonable likelihood of (i) materially detracting from the value of the real property owned by Holdings and its Subsidiaries taken as a whole or (ii) materially interfering with the ordinary conduct of the business of Holdings and its Subsidiaries taken as a whole and (b) any limitations on marketability that may result from zoning restrictions on the use of such property, and good title to all its other property, and none of such property is subject to any Lien except as permitted by subsection .

            3.9 Intellectual Property. Each of Holdings and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). As of the date of this Agreement no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Borrower's knowledge no Person is infringing upon the rights of Holdings and its Subsidiaries in such Intellectual Property, except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of Holdings or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            3.11 Taxes. Each of Holdings and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

            3.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

            3.13 ERISA. Except where any of the following events or conditions, together with all other such events or conditions, if any, could not subject any Loan Party or any of its Commonly Controlled Entities to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or other condition of Holdings and its Subsidiaries taken as a whole: (i) no Reportable Event or "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or any Multiemployer Plan; (ii) each Single Employer Plan and Multiemployer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (iii) the present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such benefits; (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (v) no Multiemployer Plan is in Reorganization or Insolvent.

            3.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

            3.15 Subsidiaries. The Persons listed on Schedule II constitute all of the Subsidiaries of Holdings at the date hereof, and such Schedule accurately indicates the corporate parent of each such Subsidiary, the number of shares of the issued and outstanding Capital Stock of each such Subsidiary and whether each such Subsidiary is a Material Subsidiary. The Subsidiaries that are designated as Material Subsidiaries on Schedule II constitute the only Material Subsidiaries of Holdings on the date hereof, and the Borrower has no Material Subsidiaries on the date hereof other than New Villazon.

            3.16 Purpose of Loans. The proceeds of the Term Loans shall be used to pay a portion of the Purchase Price. Prior to the occurrence of an IPO Event, the proceeds of the Revolving Credit Loans shall be used (i) to repay outstanding bank borrowings, including, without limitation, all loans outstanding on the Closing Date under the Existing Credit Agreement, (ii) to fund a portion of the Purchase Price and the expenses relating to the Acquisition, (iii) to provide working capital for Culbro and its wholly owned Subsidiaries and (iv) to the extent permitted by subsection 6.10(b), to prepay optionally the Seller Notes. Following the occurrence of an IPO Event, the proceeds of the Revolving Credit Loans shall be used to finance the working capital and general corporate needs of Holdings and its Subsidiaries in the ordinary course of business, including, without limitation, the repayment of the Seller Notes.

            3.17 Environmental Matters. Except as set forth in the Wollen Letter, neither Holdings nor any of its Subsidiaries (i) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate is likely to have a Material Adverse Effect, arising in connection with: (A) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health and safety statutes and regulations ("Environmental Laws") or (B) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (ii) to the best knowledge of the Borrower, has any liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which individually or in the aggregate is likely to have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which Holdings or any of its Subsidiaries is or may be liable where the failure to take such remedial action is likely to have a Material Adverse Effect, or (iv) has received notice that Holdings or any of its Subsidiaries is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., or any analogous state law, the failure to comply with which is likely to have a Material Adverse Effect. Holdings and each of its Subsidiaries are in compliance in all material respects with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, the failure to comply with which is likely to have a Material Adverse Effect.

            3.18 Purchase Agreements. The Borrower has heretofore furnished to each Lender a true, complete and correct copy of the Asset Purchase Agreement and the Stock Purchase Agreement, all schedules, exhibits, annexes and amendments, supplements and other modifications thereto and all side letters or agreements affecting the terms thereof. To the knowledge of the Borrower with respect to the Sellers, each of the parties to the Purchase Agreements is in compliance with its covenants and agreements contained therein; the Purchase Agreements and the other documents and instruments referred to in the preceding sentence constitute the complete agreement between the Sellers and the Borrower relating to the Acquisition. The Purchase Agreements have been duly authorized, executed and delivered by the Borrower, and, to the best knowledge of the Borrower, the Purchase Agreements have been duly authorized, executed and delivered by the Sellers. The Purchase Agreements are in full force and effect and constitute the legal, valid and binding obligation of the Borrower and the Sellers enforceable against each such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition or with the execution, delivery, performance, validity or enforceability of either Purchase Agreement, except for those that will be obtained or made prior to the closing of the Acquisition and those the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect. All the representations and warranties in the

Purchase Agreements made by the Borrower are complete and correct; no representation, warranty or other statement in the Purchase Agreements made by any of the other parties to the Purchase Agreements is incomplete or incorrect to such an extent that such incompleteness or incorrectness could reasonably be expected to have a Material Adverse Effect.

            3.19 Accuracy and Completeness of Information. No representation, warranty or other statement made by any Loan Party in this Agreement or any other Loan Document or in any certificate, written statement or other document furnished to the Lenders by or on behalf of any Loan Party, is incomplete or incorrect in any material respect nor does it contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections and pro forma financial information that have been prepared by any member of the Culbro Group or the Holdings Group and provided to the Administrative Agent and the Lenders were prepared in good faith based upon reasonable assumptions, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower which has had or could reasonably be expected to have a Material Adverse Effect, except as set forth or referred to in this Agreement.

            3.20 Assumed Liabilities. The Assumed Liabilities assumed and to be assumed do not and will not exceed $5.4 million.

            3.21 Distribution Agreement. The Borrower has heretofore furnished to each Lender a true, complete and correct copy of the draft dated January 20, 1997 of the Distribution Agreement and all of the drafts dated January 20, 1997 of the schedules, exhibits, annexes, amendments and supplements thereto and all side letters or agreements or forms of side letters or agreements affecting the terms of the Distribution Agreement.

            3.22 Asset Transfers. All the shares of Capital Stock of each of the Borrower, Club, 387 and Aircraft Subsidiary have been transferred to Holdings, in each case pursuant to the Distribution Agreement. All of the other Asset Transfers will be completed on or prior to the IPO Event.

            SECTION 4. CONDITIONS PRECEDENT

            4.1 Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

            (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each member of the Holdings Loan Party Group, with a counterpart for each Lender, (ii) for the account of each Lender, a Term Note and a Revolving Credit Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iii) the Pledge Agreement, executed and delivered by a duly authorized officer of each of the parties thereto, with a counterpart or a conformed copy for each Lender and (iv) the Culbro Group Guarantee, executed and delivered by a duly authorized officer of each member of the Culbro Group, with a counterpart or conformed copy for each Lender.

            (b) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes and/or the other Loan Documents to which it is a party and (ii) in the case of the Borrower, the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect, and shall be in form and substance satisfactory to the Administrative Agent.

            (c) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the restated certificate of incorporation and the by-laws of each Loan Party, certified as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

            (d) Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document or any other certificate or other document to be delivered pursuant hereto or thereto, satisfactory in form and substance to the Administrative Agent, executed by the President and the Secretary of such Loan Party.

            (e) Fees. The Administrative Agent shall have received the fees to be received on or prior to the Closing Date referred to in subsections and
      .

            (f) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a Closing Certificate of each of the Loan Parties, dated the date hereof, substantially in the form of Exhibit B, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each of the Loan Parties.

            (g) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares pledged pursuant the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

            (h) Legal Opinion. The Administrative Agent shall have received, with a counterpart for each Lender, (i) the executed legal opinion of A. Ross Wollen, Esq., General Counsel of Culbro, substantially in the form of Exhibit C with such changes therein as shall be requested or approved by the Administrative Agent and (ii) the executed legal opinions of each of Fowler, White, Gillen, Boggs, Villareal and Baker, P.A., counsel to Villazon, Messrs. Frank Llaneza, Constantino Gonzalez and J. John Oliva and Llaneza Enterprises, Ltd., and Braverman & Lester, counsel to Mr. Daniel Blumenthal, delivered pursuant to Section 7.5 of the Asset Purchase Agreement or Section 7.4 of the Stock Purchase Agreement as the case may be, in which opinions each such counsel expressly permits reliance thereon by each of the Administrative Agent and the Lenders. Such legal opinion referred to in clause (i) of the preceding sentence shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (i) Acquisition. The transactions described in the Purchase Agreements which are to occur on or prior to the Closing Date shall have been consummated in accordance with the terms and provisions thereof, including, without limitation, a purchase price of not greater than $95,000,000 no more than $65,675,000 of which shall be payable in cash and the remainder of which shall be payable by the delivery of one or more subordinated promissory notes of the Borrower (the "Seller Notes") all the terms and conditions of which (including, without limitation, provisions limiting the aggregate amount of which may be paid prior to an IPO Event to an amount equal to the excess of $79,020,000 over the aggregate amount of the Purchase Price paid in cash on or before the Closing Date) shall be satisfactory in form and substance to the Lenders and no more than an aggregate $10,000,000 principal amount of which shall have a stated maturity (in accordance with Exhibit B to the Asset Purchase Agreement) of 5 years from the closing of the Acquisition, and no more than an aggregate $14,370,000 principal amount of which (the "Stockholder Loan Notes") shall have a stated maturity (in accordance with Exhibit C to the Asset Purchase Agreement) of the earlier of (i) April 2, 1997 and (ii) the date which is 30 days after an IPO Event; no provisions of either Purchase Agreement shall have been amended, supplemented or otherwise modified or waived in any material respect without the prior written consent of the Lenders, and the Administrative Agent shall have received a certificate of the Borrower signed by a duly authorized officer of the Borrower to such effect and to the effect that the only condition to the consummation of the Acquisition remaining to be satisfied under the Purchase Agreements (which condition shall be satisfied simultaneously with the making of the initial Loans hereunder) is the delivery of funds sufficient to pay the amounts required to be paid under Section 1 of the Asset Purchase Agreement and Section 1 of the Stock Purchase Agreement.

            (j) Transaction Fees. The Administrative Agent shall have received evidence satisfactory to it that Culbro and its Subsidiaries have not paid and are not liable for costs, fees and expenses in connection with the Acquisition (other than those relating to this Agreement and the financing provided for herein and those relating to the preparation of the S-1) in an aggregate amount in excess of $1,000,000.

            (k) Existing Credit Agreement. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that (a) Culbro shall have paid in full all loans outstanding under the Existing Credit Agreement and all other obligations and liabilities thereunder (other than indemnities expressly stated to survive payment of the loans thereunder) and (b) all Commitments (as defined therein) shall have been terminated.

            (l) Asset Transfers. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that all the shares of Capital Stock of each of the Borrower, Club, 387 and Aircraft Subsidiary have been transferred to Holdings and that all the shares of Capital Stock of each of New Villazon and HATSA are owned by the Borrower.

            4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to this Agreement and the other Loan Documents to which it is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date and, in the case of the Loans requested to be made on the Closing Date, after giving effect to the consummation of the Acquisition.

            (c) Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by it, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Loan Party may be a party.

            (d) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the Notes and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this subsection have been satisfied.

            SECTION 5. AFFIRMATIVE COVENANTS

            Holdings hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender or the

Administrative Agent hereunder, Holdings shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

            5.1 Financial Statements. Furnish to each Lender:

            (a) as soon as available, but in any event within 100 days after the end of each fiscal year of Holdings, a copy of (i) the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing, and (ii) the consolidating balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year, showing inter-company eliminations, and the related consolidating statements of operations and retained earnings and of cash flows of Holdings and its consolidated Subsidiaries for such year, showing inter-company eliminations, setting forth in each case in comparative form the figures as of the end of and for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its consolidated Subsidiaries;

            (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated and consolidating balance sheets of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of operations and retained earnings and of cash flows of Holdings and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period in the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments);

            (c) together with each financial statement delivered pursuant to paragraphs (a) and (b) above, a copy of the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations and retained earnings and of cash flows of Holdings and its consolidated Subsidiaries for such period and, in the case of quarterly financial statements, the portion of the fiscal year through the end of such quarter, in each case adjusted to reflect the Subsidiaries of the Borrower that are not Restricted Subsidiaries as equity investments and setting forth in each case in comparative form the figures for the corresponding date or period in the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its consolidated Subsidiaries (subject in the case of quarterly financial statements to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer of Holdings, as the case may be, and disclosed therein).

            5.2 Certificates; Other Information. Furnish to each Lender:

            (a) concurrently with the delivery of the financial statements referred to in subsection (i), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of the financial statements referred to in subsections and , a certificate of a Responsible Officer of Holdings (i) stating that, to the best of such Responsible Officer's knowledge, Holdings during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Notes and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in detail the calculations supporting such statement in respect of subsections , , , , , and ;

            (c) not later than sixty days after the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of Holdings and its Subsidiaries for the succeeding fiscal year, prepared in accordance with past practices of the Borrower and Holdings;

            (d) within five days after the same are sent, copies of all financial statements and reports which Holdings sends to its shareholders, and within five days after the same are filed, copies of all financial statements and reports which Holdings may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

            (e) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

            5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, or in accordance with customary industry practice, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves as may be required by GAAP with respect thereto have been provided on the books of Holdings or its Subsidiaries, as the case may be.

            5.4 Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Continue to engage in businesses of the same general types as now conducted by it and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except (a) as otherwise permitted pursuant to subsection and (b) in connection with the discontinuance of a line of business if such discontinuance could not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent or any Lender, upon its written request, full information as to the insurance carried.

            5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Subsidiaries with officers and employees of Holdings and its Subsidiaries and with its independent certified public accountants.

            5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of Holdings or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Holdings or any of its Subsidiaries and any Governmental Authority, which in either case with respect to clauses (i) or (ii) above, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting Holdings or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

            (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any

      Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

            (e) a material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; and

            (f) the failure of Holdings or any Subsidiaries to comply with the provisions of any applicable Environmental Law, where such failure could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of Holdings setting forth details of the occurrence referred to therein and stating what action Holdings proposes to take with respect thereto.

            5.8 Additional Pledges and Guarantees. With respect to any Person that, subsequent to the Closing Date, becomes a Material Subsidiary of Holdings, promptly (unless, in the case of clauses (a) and (b) below, such Person shall so become a Material Subsidiary subsequent to an IPO Event): (a) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such supplement to the Pledge Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on all the Capital Stock of such Material Subsidiary which is owned by Holdings or any of its Subsidiaries, (b) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of Holdings or such Material Subsidiary, as the case may be, (c) cause such Material Subsidiary to become a party to this Agreement as an additional Guarantor pursuant to documentation which is in form and substance satisfactory to the Administrative Agent and (d) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (a), (b) and (c) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            SECTION 6. NEGATIVE COVENANTS

            Holdings hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, Holdings shall not, and (except with respect to subsections and ) shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

            6.1 Financial Condition Covenants.

            (a) Indebtedness to Net Worth Ratio. After an IPO Event, permit the ratio of Consolidated Indebtedness and Guarantee Obligations of Holdings to Consolidated Net Worth of Holdings at any time to exceed 1.0 to 1.0.

            (b) Maintenance of Net Worth. Permit Consolidated Net Worth of Holdings at any time to be less than the sum of (i) $63,000,000 plus (ii) 100% of (A) the Consolidated Net Income of Holdings for the fiscal year ended November 30, 1996 plus or minus (B) to the extent not reflected in Consolidated Net Income for periods subsequent to December 3, 1995, any adjustments made subsequent to December 3, 1995 to the Consolidated Net Worth of Holdings resulting from the Asset Transfers and the assumption of the Assumed Liabilities, in each case pursuant to the Distribution Agreement, plus (C) any investments made by Culbro in Holdings during the period from December 3, 1995 through the Closing Date and minus (D) any dividends or other distributions made by Holdings to Culbro during the period referred to in clause (C) above, plus
(iii) 50% of cumulative Consolidated Net Income of Holdings (without deduction for any losses during any quarterly period) for the period commencing on December 1, 1996 and ending on the last day of the then most recently ended fiscal period for which financial statements shall have been delivered to the Lenders pursuant to subsection or (b) plus (iv) in the case of the occurrence of an IPO Event, any increase in consolidated shareholders' equity of Holdings and its Restricted Subsidiaries resulting from such IPO Event.

            (c) Fixed Charge Coverage. Permit the ratio of (i) Consolidated Operating Cash Flow of Holdings for any Test Period (as defined below) less the sum of (x) Capital Expenditures of Holdings during such Test Period and (y) Restricted Payments during such Test Period to (ii) Consolidated Interest Expense of Holdings for such Test Period to be less than the ratio set forth below opposite such Test Period:

            Test Period                                 Ratio
            -----------                                 -----

First Test Period (prior to an IPO Event)             2.0 to 1.0
Second Test Period (prior to an IPO Event)            2.5 to 1.0
Third Test Period (prior to an IPO Event)             3.0 to 1.0
Any Test Period (after an IPO Event)                  3.0 to 1.0

As used herein the term "Test Period" shall mean any period of four consecutive fiscal quarters, except that the term "First Test Period" shall mean the first fiscal quarter after the fiscal quarter in which the Closing Date shall occur, the term "Second Test Period" shall mean the fiscal quarter included in the First Test Period and the subsequent fiscal quarter and the term "Third Test Period" shall mean the fiscal quarters included in the Second Test Period and the subsequent fiscal quarter, provided, however, that if an IPO Event shall occur, the term "First Test Period" shall mean the fiscal quarter after the fiscal quarter in which such IPO Event shall occur, the term "Second Test Period" shall mean the fiscal quarter included in the First Test Period and the subsequent fiscal quarter and the term "Third Test Period" shall mean the fiscal quarters included in the Second Test Period and the subsequent fiscal quarter.

            (d) Maintenance of Current Ratio. Permit the ratio of Consolidated Current Assets of Holdings to Consolidated Current Liabilities of Holdings at any time to be less than 2.0 to 1.0.

            6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness in respect of the Loans, the Notes and the other obligations of the Borrower under this Agreement;

            (b) Indebtedness outstanding on the date hereof and listed on
      Schedule III and any refinancings thereof provided that the principal amount thereof is not increased thereby and the other material terms thereof are on the whole no less favorable to the obligor thereon than those applicable to the Indebtedness so listed at the time of such refinancing;

            (c) (i) the Indebtedness in existence on the date hereof secured by the Park Avenue South Mortgages and (ii) upon the repayment of such existing Indebtedness in full, any Indebtedness secured by the real property which is the subject of the Park Avenue South Mortgages provided that recourse for the payment of such Indebtedness is limited to such real property;

            (d) Indebtedness in respect of the undrawn portion of the face amount of letters of credit issued for the account of the Borrower or any other Restricted Subsidiary of Holdings in an aggregate amount not exceeding for the Borrower and such Subsidiaries $7,500,000 at any one time outstanding;

            (e) Indebtedness of a corporation which becomes a Restricted Subsidiary of Holdings or which is merged into a Restricted Subsidiary of Holdings after the date hereof, provided that (i) such Indebtedness existed at the time such corporation became a Restricted Subsidiary of Holdings or was merged into a Restricted Subsidiary of Holdings, whichever may be the case, and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition or merger of such corporation no Default or Event of Default shall have occurred and be continuing;

            (f) Indebtedness of the Borrower and the Restricted Subsidiaries of Holdings under Financing Leases with respect to new equipment, not exceeding $5,000,000 in aggregate principal amount at any one time outstanding;

            (g) the Seller Notes;

            (h) Indebtedness of Holdings to any of its Subsidiaries and Indebtedness of the Borrower or any of its Subsidiaries which is a Guarantor to Holdings, the Borrower or any other Subsidiary of Holdings;

            (i) prior to an IPO Event, Indebtedness of Holdings or any of its Restricted Subsidiaries to any member of the Culbro Group; and

            (j) Indebtedness not otherwise permitted hereunder incurred in the ordinary course of business not exceeding (as to Holdings and all its Subsidiaries) $1,000,000 in aggregate amounts at any one time outstanding.

            6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Subsidiaries, as the case may be, in conformity with GAAP;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

            (f) Liens created by the Park Avenue South Mortgages and other Liens in existence on the date hereof listed on Schedule IV, securing Indebtedness permitted by subsections and 6.2(c)(1), provided that no such Lien is spread to cover any additional property after the date hereof and that the amount of Indebtedness secured thereby is not increased;

            (g) Liens on the real property which is the subject of the Park Avenue South Mortgages securing Indebtedness permitted by subsection 6.2(c)(ii), provided that no such Lien is spread to cover any other property;

            (h) Liens on (x) the property or assets of a corporation which becomes a Restricted Subsidiary of Holdings (or which is merged into a Restricted Subsidiary of Holdings) after the date hereof securing Indebtedness permitted by subsection , or (y) property or assets acquired after the date hereof securing Indebtedness permitted by subsection 6.2(j), provided that (i) such Liens existed at the time such corporation became a Restricted Subsidiary of Holdings (or was merged into a Restricted Subsidiary of Holdings) or, as the case may be, such property or assets were acquired and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Restricted Subsidiary of Holdings (or was merged into a Restricted Subsidiary of Holdings) or, as the case may be, any other property or assets of the Person acquiring such property or assets and
      (iii) the amount of Indebtedness secured thereby is not increased;

            (i) Liens securing Indebtedness under Financing Leases permitted by subsection 6.2(f), provided that each such Lien is limited to the assets that are the subject of the related Financing Lease;

            (j) Liens pursuant to the Security Documents; and

            (k) Liens not otherwise permitted hereunder incurred in the ordinary course of business which secure obligations not exceeding (as to Holdings and all its Subsidiaries) $1,000,000 in aggregate amount at any time outstanding securing Indebtedness permitted by subsection 6.2(j).

            6.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) Guarantee Obligations existing on the date hereof and listed on Schedule VI and (b) the Guarantee Obligations created pursuant to Section 9, or amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Guarantee Obligations described in clauses (a) and (b).

            6.5 Limitations of Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

            (a) any Subsidiary of Holdings may be merged or consolidated with or into Holdings (provided that Holdings shall be the continuing or surviving corporation) and any Restricted Subsidiary of Holdings may be merged with or consolidated into any one or more wholly owned Restricted Subsidiaries of Holdings (provided that the wholly owned Restricted Subsidiary of Holdings or Restricted Subsidiaries of Holdings shall be the continuing or surviving corporation and provided, further, that if one of the merging or consolidating Restricted Subsidiaries of Holdings is a Guarantor or, prior to an IPO Event, a Pledged Subsidiary, then a Guarantor or a Pledged Subsidiary, as the case may be, shall be the continuing or surviving corporation);

            (b) any wholly owned Restricted Subsidiary of Holdings may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Holdings or any wholly owned Restricted Subsidiary of Holdings, except as otherwise prohibited or limited by any other provision of this Section 6 (provided, that if the transferor Restricted Subsidiary of Holdings is a Guarantor or, prior to an IPO Event, a Pledged Subsidiary, the transferee Restricted Subsidiary of Holdings shall also be a Guarantor or a Pledged Subsidiary); and

            (c) Holdings may consummate the Merger after an IPO Event, provided that at the time of consummation thereof no Default or Event of Default shall have occurred and be continuing or would result therefrom and Culbro will have no material obligations or liabilities other than (i) obligations or liabilities assumed by Holdings or the Borrower as part of the Assumed Liabilities and (ii) obligations or liabilities assumed by CLR in connection with the CLR Transfers (as defined in the Culbro Group Guarantee) and with respect to which CLR is required to indemnify Culbro in full pursuant to the Distribution Agreement.

            6.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, equipment, receivables, leasehold interests, shares of Capital Stock (other than issuances of Capital Stock of Holdings) and unimproved land), whether now owned or hereafter acquired, except:

            (a) sales of inventory in the ordinary course of business;

            (b) the sale of obsolete or worn-out property in the ordinary course of business; provided, that the Net Cash Proceeds of any such asset sale made prior to an IPO Event shall be applied as set forth in subsection ;

            (c) as permitted by subsection or ;

            (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, but excluding the sale of any of the accounts receivable of Holdings or any of its Subsidiaries directly or indirectly in connection with a securitization or financing thereof; and

            (e) other sales for cash up to an aggregate amount of $5,000,000; provided that the Net Cash Proceeds of any such sale made prior to an IPO Event shall be applied as set forth in subsection .

            6.7 Limitation on Leases. Permit Consolidated Lease Expense for any fiscal year of the Borrower to exceed $5,000,000.

            6.8 Compliance with ERISA. (a) Terminate any Plan so as to result in any material liability to PBGC, (b) engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which would result in a material liability for an excise tax or civil penalty in connection therewith, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition which presents a reasonable risk of incurring a material liability to PBGC by reason of termination of any such Plan.

            6.9 Limitation on Investments, Loans and Advances. Make any advance, loan, or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

            (a) extensions of trade credit in the ordinary course of business;

            (b) investments in Cash Equivalents;

            (c) investments or advances by Holdings (other than investments or advances made directly or indirectly for the purposes of the development of real estate) in or to its Restricted Subsidiaries and investments or advances by such Restricted Subsidiaries in or to Holdings and in or to other Restricted Subsidiaries of Holdings;

            (d) investments or advances by Holdings or any of its Restricted Subsidiaries after the date of an IPO Event in an amount not to exceed $15,000,000 in the aggregate for the purpose of acquiring assets (other than assets covered by subsection ) or businesses, provided, that, in the case of the acquisition of the Capital Stock of any Material Subsidiary the provisions of subsection 5.8 shall be complied with in connection therewith; and

            (e) until the occurrence of an IPO Event, loans and advances by members of the Holdings Group to Culbro in the ordinary course of business in connection with the treasury activities described on page F-10 of the S-1 under "Treasury", provided that all such loans and advances are paid in full by Culbro upon the occurrence of an IPO Event.

            6.10 Limitation on Restricted Payments. Make any Restricted Payment or make any optional payment on (including, without limitation, by means of the exercise of a right of setoff) or redemption or purchase of any Indebtedness owing to any Person other than a member of the Holdings Group (other than the Notes but including, without limitation, the Seller Notes) or amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), except that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom:

            (a) Holdings may at any time after an IPO Event pay regular quarterly dividends on shares of its issued and outstanding common stock in an amount such that the aggregate of such dividend payments made subsequent to December 2, 1995 do not exceed $5,000,000 plus 50% of aggregate Consolidated Net Income of Holdings for the period commencing December 3, 1995 and ending on the last day of the then most recently ended fiscal period for which financial statements shall have been delivered to the Lenders pursuant to subsection or (b); provided, that prior to the payment of any dividends, Holdings shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer showing in detail the calculation of the amount of dividends payable;

            (b) the Borrower may prior to an IPO Event optionally prepay (including, without limitation, by means of the exercise of a right of setoff), redeem or purchase the Stockholder Loan Notes to the extent that the aggregate amount paid by the Borrower on account of such Notes prior to an IPO Event does not exceed the excess, if any, of $79,020,000 over the aggregate amount of the Purchase Price paid in cash on or before the Closing Date;

            (c) any member of the Holdings Group may prior to an IPO Event prepay any intercompany Indebtedness owing to Culbro; and

            (d) prepayments of Indebtedness in connection with a refinancing thereof permitted by subsection 6.2(b).

            6.11 Limitation on Capital Expenditures. Prior to an IPO Event, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) (a "Capital Expenditure") except for expenditures by the Borrower and the other Restricted Subsidiaries of Holdings in the ordinary course of business not exceeding, in the aggregate for the Borrower and such Subsidiaries, $12,000,000 during any fiscal year of the Borrower.

            6.12 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement and any other Loan Document and (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of Holdings or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

            6.13 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction (i) is otherwise permitted under this Agreement, (ii) is in the ordinary course of Holdings' or such Restricted Subsidiary's business or is effected pursuant to the Distribution Agreement (as described in the S-1) and (iii) is upon fair and reasonable terms no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

            6.14 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by Holdings or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary, except arrangements involving sales or transfers for an aggregate purchase price not to exceed $5,000,000 in the aggregate during any fiscal year



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                                                                              51


provided that the Net Cash Proceeds of any such sale and leaseback entered into prior to an IPO Event shall be applied as set forth in subsection 2.9(b)(i).

            6.15 Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than the Saturday falling nearest to November 30 in each year.

            6.16 Corporate Documents. Amend its certificate of incorporation or amend its by-laws in any material respect without the prior written consent of the Majority Lenders.

            6.17 Passive Status for Holdings. Permit Holdings to engage in any business or operations other than holding shares of the Capital Stock of the Borrower, 387, Club, Aircraft Subsidiary, and Club Chicago or to incur any material obligations or liabilities other than as permitted herein.

            6.18 Distribution Agreement. Execute the Distribution Agreement in a form different from that described in subsections 1.01, 2.01, 2.03, 2.04, 2.06, 2.08, 2.09 and 3.01 of the Distribution Agreement or in the S-1 in any way that would materially decrease the assets to be transferred to Holdings or the Borrower pursuant to the Asset Transfers or materially increase the liabilities to be assumed by Holdings as part of the Assumed Liabilities.

            SECTION 7. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of any Note when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note, or any fee or other amount payable hereunder, within five days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

            (b) Any representation or warranty made or deemed made by Holdings or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement (other than any projections delivered pursuant to subsection ) shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) Holdings or any other Loan Party shall default in the observance or performance of any agreement contained in subsection or Section 6 hereof or Section 4.1(a) or 4.3 of the Pledge Agreement or any member of the Culbro Group shall default in the observance or performance of any agreement contained in Section 5 of the Culbro Group Guarantee; or

            (d) Holdings or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan

      Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 30 days; or

            (e) Any Loan Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not constitute an Event of Default unless, at the time of such default, defaults, events or conditions of the type described in clauses (i) and
      (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness and/or Guarantee Obligations the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

            (f) (i) Any Loan Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
      (iii) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity (or, prior to an IPO Event, Culbro or any Commonly Controlled Entity) shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject any Loan Party or any of its Commonly Controlled Entities to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of any Loan Party and its Subsidiaries taken as a whole; or

            (h) (i) Any of the Loan Documents shall cease for any reason to be in full force and effect, or any Loan Party or any of its Subsidiaries shall so assert or (ii) the security interest created by the Security Documents shall cease to be valid and enforceable and of the same effect and priority purported to be created thereby; or

            (i) One or more judgments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

            (j) (i) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than the Cullman Group shall own, directly or indirectly, shares of Capital Stock of Holdings or, prior to an IPO Event, Culbro having an aggregate voting power equal to or greater than those owned in the aggregate, directly or indirectly, by the Cullman Group; the "Cullman Group" shall mean Edgar M. Cullman, Edgar M. Cullman, Jr., John L. Ernst, Frederick M. Danziger and the members of their families and trusts for their benefit, partnerships in which they own substantial interests and charitable foundations on whose boards of directors they sit or (ii) the Board of Directors of Culbro (prior to an IPO Event) or Holdings shall not consist of a majority of Continuing Directors; "Continuing Directors" shall mean the directors of Culbro and Holdings on the Closing Date and each other director, if such director's nomination for election to the respective Boards of Directors of Culbro or Holdings, respectively, is recommended by a majority of the then Continuing Directors of Culbro or Holdings, respectively;



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                                                                              54


then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and
(B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

            SECTION 8. THE ADMINISTRATIVE AGENT

            8.1 Appointment. Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent of such Lender under this Agreement, the Notes and the other Loan Documents, and each Lender irrevocably authorizes Chase, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement, the Notes and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the Notes and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Notes or the other Loan Documents or otherwise exist against the Administrative Agent.

            8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement, the Notes and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, the Notes or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement, the Notes or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, the Notes or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, the Notes or any other Loan Document, or to inspect the properties, books or records of the Borrower.

            8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Notes or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or to the extent required by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (except for its gross negligence or willful misconduct). The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents in accordance with a request of the Lenders, and such request and any action or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

            8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or



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                                                                              56


warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Notes or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

            8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any
Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.



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                                                                              57


            8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

            SECTION 9. GUARANTEE

            9.1 Guarantee. (a) Each member (other than the Borrower) of the Holdings Loan Party Group (for purposes of this Section 9, each, a "Guarantor") hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor solely in respect of its guarantee of the Borrower's Obligations hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

            (b) Each Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Section 9. The provisions of this Section 9 shall remain in full force and effect until the Obligations are paid in full and the Revolving Credit Commitments are terminated (subject to reinstatement pursuant to subsection 9.6) notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

            (c) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the



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                                                                              58


Revolving Credit Commitments are terminated (subject to reinstatement pursuant to subsection 9.6).

            (d) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Section 9 for such purpose.

            9.2 Right of Set-off. Upon the occurrence of any Event of Default, each of the Administrative Agent and each Lender is hereby irrevocably authorized at any time and from time to time without notice to any Guarantor, any such notice being expressly waived by such Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against or on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Guarantor, in any currency, whether arising under this Agreement, any Note or any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender, as the case may be, of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

            9.3 No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, or any set-off or application of funds of such Guarantor by the Administrative Agent or any Lender, such Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Revolving Credit Commitments are terminated. If any amount shall be paid to such Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

            9.4 Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, impaired or released by the Administrative Agent or any Lender, and this Agreement, any Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Section 9 or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve such Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against such Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

            9.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Section 9 or acceptance of this Section 9; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this
Section 9; and all dealings between the Borrower or such Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this
Section 9. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the Obligations. This Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment (and not of collection) without regard to (a) the validity, regularity or enforceability of this Agreement, any Note, any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Loan Party against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantors) which constitutes, or might be construed to



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                                                                              60


constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantors under this Section 9, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantors. This Section 9 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantors under this Section 9 shall have been satisfied by payment in full and the Revolving Credit Commitments shall be terminated (subject to reinstatement pursuant to subsection 9.6), notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

            9.6 Reinstatement. This Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

            9.7 Payments. Each Guarantor hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent's Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention: Rose Clinton.

            SECTION 10. MISCELLANEOUS

            10.1 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Majority Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this

Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee payable to any Lender hereunder, or change the amount of any Lender's Revolving Credit Commitment or modify in any way the requirements of the second proviso to subsection , in each case without the consent of the Lender affected thereby,
(b) amend, modify or waive any provision of this subsection, or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, the Notes and the other Loan Documents, or release all or substantially all of the Liens granted or the Collateral pledged pursuant to the Pledge Agreement or Culbro, Holdings or all or substantially all of the Guarantors from their obligations under Section 9 or the Culbro Group Guarantee, as the case may be, or increase the amount of the aggregate Revolving Credit Commitments, in each case (other than in the case of any such release expressly permitted by the provisions of subsection 6.13 of the Culbro Group Guarantee or subsection 7.15 of the Pledge Agreement) without the written consent of all the Lenders, (c) amend, modify or waive any provision of subsections through or (to the extent such subsections relate to the Revolving Credit Commitments and subject in the case of subsection 2.9(b)(ii) to the provisions of clause (a) above) or reduce any of the percentages specified in the definition of Majority Revolving Credit Lenders, in each case without the prior written consent of the Majority Revolving Credit Lenders, (d) amend, modify or waive any provision of subsections through or (to the extent such subsections relate to the Term Loans and subject in the case of subsection 2.9(b)(ii) to the provisions of clause (a) above) or reduce any of the percentages specified in the definition of Majority Term Lenders, in each case without the prior written consent of the Majority Term Lenders, or (e) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes.

      The Borrower:                General Cigar Co., Inc.
                                   c/o Culbro Corporation

                                   387 Park Avenue South
                                   New York, New York  10016
                                   Attention: Jay M. Green
                                              Executive Vice President-Finance
                                                and Administration and Treasurer
                                   Telecopy: (212) 561-8979

      with a copy to:              Culbro Corporation
                                   387 Park Avenue South
                                   New York, New York  10016
                                   Attention:  A. Ross Wollen, Esq.
                                               Secretary
                                   Telecopy:  (212) 561-8791

      Each Guarantor which
        is a party hereto:         c/o the Borrower at the address
                                   for the Borrower set forth above

      The Administrative Agent:    The Chase Manhattan Bank
                                   270 Park Avenue
                                   New York, New York  10017
                                   Attention:  Peter Eckstein
                                   Telecopy:   (212) 270-0330

                                   with a copy to:

                                   Loan and Agency Services Group
                                   One Chase Manhattan Plaza, 8th Floor
                                   New York, New York 10081
                                   Attention: Rose Clinton
                                   Telecopy: (212) 522-5662

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection , , , , , or shall not be effective until received.

            10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            10.4 Survival of Representations and Warranties. All representations and warranties made herein and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

            10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and the other Loan Documents and any such other documents, including, without limitation, fees and disbursements of counsel to the Administrative Agent and to the several Lenders, and (c) to pay and indemnify and hold harmless each Lender and the Administrative Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, and the other Loan Documents and any such other documents, and (d) to pay and indemnify and hold harmless each Lender and the Administrative Agent (and their respective directors, officers, employees and agents) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, and the other Loan Documents and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or such Lender,
(ii) legal proceedings commenced against the Administrative Agent or such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such,
(iii) legal proceedings commenced against the Administrative Agent or any such Lender by any other Lender or by any Transferee or (iv) any event which results solely from actions taken by the Administrative Agent or such Lender that are within the sole control of the Administrative Agent or such Lender, as the case may be, and do not in any way involve the Borrower or any of its Subsidiaries or Affiliates. The agreements in this subsection shall survive the termination of this Agreement and the repayment of the Notes and all other amounts payable hereunder.

            10.6 Successors and Assigns; Participations; Purchasing Lenders. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender.

            (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender and any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall grant any participation under which the Participant shall have the right to require such Lender to take or omit to take any action hereunder or approve any amendment to or waiver of this Agreement or the Notes or any other Loan Document, except to the extent such amendment or waiver would: (i) extend the final maturity date of, or extend any date for payment of any principal, interest or fees applicable to, the Loans or the Revolving Credit Commitment in which such Participant is participating, (ii) reduce the interest rate or the amount of principal or fees applicable to the Loans in which such Participant is participating or (iii) release any Lien granted pursuant to any Security Document. The Borrower agrees that if amounts outstanding under this Agreement, the Notes and the other Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement, any Note and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, any Note or any other Loan Document, provided that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof as provided in subsection . The Borrower also agrees that each Participant shall be entitled to the benefits of subsections , , and with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any Affiliate thereof and, with the prior written consent of the Borrower (which shall not be unreasonably withheld) and the Administrative Agent (which shall not be unreasonably withheld), to one or more additional banks or financial institutions ("Purchasing Lenders") all or any part of its rights and obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement, substantially in the form of Exhibit E hereto, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the

Register, provided, that each such sale shall be in an amount equal to or greater than $5,000,000. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to and as defined in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with Term Loans and a Revolving Credit Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment (to the extent applicable) of Revolving Credit Commitment Percentages, Term Loan Percentages and Revolving Credit Commitments arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the existing Note of the transferor Lender (i) a new Note to the order of such Purchasing Lender in an amount equal to the Revolving Credit Commitment and/or Term Loan assumed by it pursuant to such Commitment Transfer Supplement and (ii) if the transferor Lender has retained a Revolving Credit Commitment and/or Term Loan hereunder, a new Note to the order of the transferor Lender in an amount equal to the Revolving Credit Commitment and/or Term Loan retained by it hereunder, as applicable. Such new Notes shall be dated the date hereof and shall otherwise be in the form of the Notes replaced thereby. The Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked "cancelled".

            (d) The Administrative Agent shall maintain at its address referred to in subsection a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purpose of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

            (f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement.

            (g) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender registered in the Register, the Administrative Agent and the Borrower) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the transferor Lender (and, in the case of any Purchasing Lender registered in the Register, the Administrative Agent and the Borrower) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

            (h) Notwithstanding any provision of this subsection, each Lender may at any time without the consent of the Borrower or the Administrative Agent pledge and assign as collateral to a Federal Reserve Bank all or any portion of its rights and interests in respect of its Loans.

            10.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each

Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            10.10 Integration. This Agreement, the Notes and the other Loan Documents to which the Borrower is a party represent the entire agreement of the Borrower, the Guarantors which are parties hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises or representations by the Borrower, any such Guarantor, the Administrative Agent or any Lender relative to subject matter hereof or thereof not stated or referred to herein or in the other Loan Documents.

            10.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            10.12 Submission To Jurisdiction. Each of the Borrower and each Guarantor which is a party hereto hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, the Notes and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York for New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

            10.13 WAIVER OF JURY TRIAL. THE BORROWER, THE GUARANTORS WHICH ARE PARTIES HERETO, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.


                                        GENERAL CIGAR CO., INC., as
                                          Borrower


                                        By /s/ A. Ross Wollen
                                        -------------------------------------
                                          Title:


                                        GENERAL CIGAR HOLDINGS, INC., as a
                                          Guarantor


                                        By /s/ A. Ross Wollen
                                        -------------------------------------
                                          Title:


                                        387 PAS CORP., as a Guarantor


                                        By /s/ A. Ross Wollen
                                        -------------------------------------
                                          Title:


                                        CLUB MACANUDO, INC., as a Guarantor


                                        By /s/ A. Ross Wollen
                                        -------------------------------------
                                          Title:


                                        GCH TRANSPORTATION, INC., as a
                                          Guarantor


                                        By /s/ A. Ross Wollen
                                        -------------------------------------
                                          Title:

                                        VILLAZON & COMPANY, INC., as a
                                          Guarantor


                                        By /s/ A. Ross Wollen
                                        -------------------------------------
                                          Title:


                                        THE CHASE MANHATTAN BANK, as
                                          Administrative Agent and as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NEW YORK, as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NOVA SCOTIA, as a
                                          Lender


                                        By____________________________________
                                          Title:


                                        FLEET NATIONAL BANK, as a Lender


                                        By____________________________________
                                          Title:

                                        VILLAZON & COMPANY, INC., as a
                                          Guarantor


                                        By____________________________________
                                          Title:


                                        THE CHASE MANHATTAN BANK, as
                                          Administrative Agent and as a Lender


                                        By /s/[ILLEGIBLE]
                                        --------------------------------------
                                          Title:


                                        THE BANK OF NEW YORK, as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NOVA SCOTIA, as a
                                          Lender


                                        By____________________________________
                                          Title:


                                        FLEET NATIONAL BANK, as a Lender


                                        By____________________________________
                                          Title:

                                        VILLAZON & COMPANY, INC., as a
                                          Guarantor


                                        By____________________________________
                                          Title:


                                        THE CHASE MANHATTAN BANK, as
                                          Administrative Agent and as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NEW YORK, as a Lender


                                        By /s/[ILLEGIBLE]
                                        --------------------------------------
                                          Title: Vice President


                                        THE BANK OF NOVA SCOTIA, as a
                                          Lender


                                        By____________________________________
                                          Title:


                                        FLEET NATIONAL BANK, as a Lender


                                        By____________________________________
                                          Title:

                                        VILLAZON & COMPANY, INC., as a
                                          Guarantor


                                        By____________________________________
                                          Title:


                                        THE CHASE MANHATTAN BANK, as
                                          Administrative Agent and as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NEW YORK, as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NOVA SCOTIA, as a
                                          Lender


                                        By /s/[ILLEGIBLE]
                                        --------------------------------------
                                          Title: VP


                                        FLEET NATIONAL BANK, as a Lender


                                        By____________________________________
                                          Title:

                                        VILLAZON & COMPANY, INC., as a
                                          Guarantor


                                        By____________________________________
                                          Title:


                                        THE CHASE MANHATTAN BANK, as
                                          Administrative Agent and as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NEW YORK, as a Lender


                                        By____________________________________
                                          Title:


                                        THE BANK OF NOVA SCOTIA, as a
                                          Lender


                                        By____________________________________
                                          Title:


                                        FLEET NATIONAL BANK, as a Lender


                                        By /s/[ILLEGIBLE]
                                        --------------------------------------
                                          Title: Vice President

                                                                      SCHEDULE I

                      Addresses and Commitments of Lenders

                                                             Revolving
                                           Term Loan           Credit
Address                                    Commitment        Commitment
-------                                    ----------        ----------

The Chase Manhattan Bank                  $ 15,000,000      $ 15,000,000
270 Park Avenue
New York, NY  10017
Attention:  Peter C. Eckstein

The Bank of New York                      $ 15,000,000      $ 15,000,000
One Wall Street
New York, NY  10286
Attention:  William Dakin

The Bank of Nova Scotia, New York Agency  $ 15,000,000      $ 15,000,000
One Liberty Plaza
New York, NY  10006
Attention:  Stephen Lockhart

Fleet National Bank                       $ 15,000,000      $ 15,000,000
777 Main Street
Hartford, CT  06115
Attention:  Jeffrey J. White

                                                                     SCHEDULE II

             Material Subsidiaries of General Cigar Holdings, Inc.

                                                                    # of shares
Name                                         Parent                 outstanding
----                                         ------                 -----------

Club Macanudo, Inc.                          Holdings                   100

GCH Transportation, Inc.                     Holdings                 1,000

General Cigar Co., Inc.                      Holdings                   100

387 PAS Corp.                                Holdings                   100

387 PAS Enterprises                          387 PAS Corp.              N/A

Villazon & Co., Inc                          General Cigar            1,000


            Non-Material Subsidiaries of General Cigar Holdings, Inc.

Name                                         Parent
----                                         ------

Cifuentes Free Zone, Ltd.                    General Cigar

Cifuentes Y Cia. Ltd.                        General Cigar

Club Macanudo (Chicago), Inc.                Holdings

Culbro International. S.A.                   General Cigar

Culbro International U.K., Ltd.              General Cigar

Culbro Tobacco Sales Corporation             General Cigar

Culbro V.L. Tobacco, S.A.                    General Cigar

Gradiaz Annis & Co., Inc.                    General Cigar

Helmetta Realty Corp.                        General Cigar

Honduras American Tabaco, S.A. de C.V.       General Cigar

Industrial Buildings & Properties Inc.       General Cigar

Jose Escalante & Co.                         General Cigar

Macanudo Cigar Company, Inc.                 General Cigar

Moll Tool & Plastics Corp.                   General Cigar

Partagas Cigar Company. Inc.                 General Cigar

Twenty Seventh & Park. Inc.                  387 PAS Corp.

                        Culbro Corporation Subsidiaries*

Name                                         Parent
----                                         ------

Culbro Land Resources, Inc.                  Culbro

General Cigar Holdings, Inc.                 Culbro

General Witt Receivables Corp.               Culbro Land
                                             Resources

Imperial Nurseries, Inc.                     Culbro Land
                                             Resources

The Eli Witt Company                         Culbro
(50.1% interest)

Centaur Communications                       Culbro Land
(25% interest)                               Resources

* other than Subsidiaries of General Cigar Holdings, Inc.

                                                                    Schedule III

                          General Cigar Holdings, Inc.
                            Schedule of Indebtedness

Dothan, Alabama IRB                                         $1,440,000

Vehicle leases                                              $2,647,000

Mortgage on Astra Airplane                                  $4,218,000

Mortgage on 387 PAS                                         $5,000,000

Villazon Installment Notes                                 $10,000,000

Villazon Stockholder Loan Notes                            $14,370,000

                                                                          Sch IV

                             General Cigar Co., Inc.
                               Schedule of Liens

Dothan, Alabama IRB                     $1,440,000

Mortgage on Astra Airplane              $4,218,000

Mortgage on 387 PAS                     $5,000,000

                                                                      SCHEDULE V

                           Sale-Leaseback Transactions

None.

                                                                     Schedule VI
                          General Cigar Holdings, Inc.
                             Schedule of Guarantees

Moll Tool GE Lease                  $3,030,000

Club Macanudo (Chicago)             10 year lease ending 9/30/2006, at an
                                    average annual rent of $200,000

Club Macanudo (New York)            10 year lease ending 8/31/2005, at an
                                    average annual rent of $250,000

General Cigar Co. Inc.              Guarantee by Villazon & Co., Inc. of
                                    $24,370,000 aggregate principal amount of the Seller Notes

                                                                    SCHEDULE VII

                            Environmental Liabilities

Environmental liabilities set forth in the Wollen Leuer.

                                                                   SCHEDULE VIII

                      List of Parties to Pledge Agreement

Culbro Corporation

General Cigar Holdings, Inc.

General Cigar Co., Inc.

                                                                     SCHEDULE IX

                                                December 23, 1996
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036

Dear Sirs:

     As General Counsel of Culbro Corporation I am familiar with the legal affairs of its wholly owned subsidiary General Cigar Co., Inc. I am also familiar with the newly formed parent company of General Cigar Co., 1nc., namely General Cigar Holdings, Inc. (collectively, the "Corporation"). I advise you as follows in connection with your examination of the consolidated financial statements of the Corporation as at December 2, 1995 and for the 52 weeks then ended.

      I call your attention to the fact that as General Counsel of the Corporation I have general supervision of the Corporation legal affairs. The Corporation's legal staff currently conducts limited litigation on behalf of the Corporation and our principal activities relating to litigation consist of supervising the efforts of outside legal counsel to the Corporation. In such capacity, however, I have reviewed litigation and claims threatened or asserted involving the Corporation and have consulted with such outside legal counsel with respect thereto where I have deemed it appropriate

      Subject to the foregoing and to the last paragraph of this letter, I advise you that since December 3, 1994 neither I, nor any of the lawyers over whom I exercise general legal supervision, have given substantive attention to, or represented the Corporation in connection with, material loss contingencies coming within the scope of clause (a) of paragraph 5 of the Statement of Policy referred to in the last paragraph of this letter, except as may be referred to in the Memorandum of Contingencies, dated January 31, 1996 (the "Memorandum"), a copy of which is attached hereto. Except as set forth in the next paragraph, to the best of my knowledge the statements made in the

Memorandum and the description of matters therein are accurate in all material respects. This letter and the Memorandum should not be construed in any way 10 constitute a waiver of the attorney client privilege or the attorney work product privilege.

      The following matters referred to in the Memorandum have been terminated with no continuing liability to the Corporation: (a)(i), (a)(v), (a)(vi) and
(a)(vii). There have been no material developments in the following matters:
(a)(iv), (b) investigation and (c) General Cigar-Superfund Proceeding. As to
(a)(ii) Tobacco Litigation, I call your attention to the update concerning such litigation prepared by Latham & Watkins and attached hereto as Attachment A. As to (a)(iii), I call your attention to the updates in the fiscal year 1996
Second Quarter and Third Quarter Form 1O-Q's of Culbro Corporation and the following: Mr. Cleveland was found guilty of 25 counts of mail fraud by a jury in Alabama and, as a result, his wrongful discharge lawsuit against the Corporation in Connecticut is expected to be dismissed without material liability to the Corporation. The investigation prompted by Mr. Cleveland's complaint by the U.S. Attorney's office in Connecticut has been terminated. The Corporation anticipates receiving a substantial reimbursement for its losses due to Mr. Cleveland's criminal activities from (a) restitution ordered by the federal court in the criminal action, (b) a settlement agreement with the principals of the trucking concern which conspired with Mr. Cleveland, (c) a judgment in its pending civil RICO action against Mr. Cleveland and (d) recovery from the Corporation's fidelity insurance carrier. There have been no material developments in the FEC matter or the investigation into drug trafficking at the Corporation's Dothan, Alabama plant.

      The information set forth herein and in the Memorandum is as of the date hereof and thereof except as may otherwise be noted, and I disclaim any undertaking to advise you of changes which thereafter may be brought to my attention or to the attention of the lawyers over whom I exercise general legal supervision.

      This response is limited by, and in accordance with, the ABA Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information (December 1975); without limiting the generality of the foregoing, the limitations set forth in such Statement on the scope and use of this response (Paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein of any "loss contingencies" is qualified in its entirety by Paragraph 5 of the Statement and the accompanying Commentary (which is an integral part of the Statement). Consistent with the last sentence of Paragraph 6 of the ABA Statement of Policy, this will confirm as correct the Corporation's understanding that whenever, in the course of performing legal services for the Corporation with respect to any matter recognized to involve an unasserted possible claim or assessment that may call for financial settlement disclosure, I have formed a professional conclusion that the Corporation must disclose or consider disclosure concerning such possible claim or assessment. I, as a matter of professional responsibility to the Corporation, will so advise the Corporation and will consult with the Corporation concerning the question of such disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5.

                                        Very truly yours,


                                        A. Ross Wollen


/ah/arwopin
Attachments as indicated

cf Jay M. Green
Executive Vice President/Finance

                        [LETTERHEAD OF LATHAM & WATKINS]

                               December 23, 1996

Price Waterhouse, L.L.P.
1177 Avenue of the Americas
New York, New York 10036

            Re: Culbro Corporation; General Cigar Co., Inc., and General
                Cigar Holdings, Inc.

Gentlemen:

     At the request of A. Ross Wollen, Esq., Senior Vice President and General Counsel of Culbro Corporation, General Cigar Co., Inc. and General Cigar Holdings, Inc. (collectively, the "Company"), we advise you as follows in connection with your examination of the accounts of the Company.

     We call your attention to the fact that, while this firm began representing the Company on a regular basis as of October 1, 1995, our engagement to date has been limited to specific matters as to which we were consulted by the Company, and there may exist matters of a legal nature that could have a bearing on the Company's financial condition with respect to which we have not been consulted. Prior to October 1, 1995, this firm had not been engaged by the Company for any purpose.

     Prior to October 1, 1995, John J. Kirby, Jr., Walter P. Loughlin, James V. Kearney, Francis K. Decker, Jr. and a team of lawyers handled their representation of the Company at Mudge Rose Guthrie Alexander & Ferdon. Since October 1, 1995, Messrs. Kerby, Loughlin, Kearney and Decker and their team of lawyers have been practicing law at Latham & Watkins and have continued to handle their representation of the Company on

LATHAM & WATKINS

Price Waterhouse, L.L.P.
December 23, 1996
Page 2


behalf of the firm. Prior to December 1, 1995, Frederick M. Danziger represented the Company at Mudge Rose Guthrie Alexander & Ferdon. Mr. Danziger has been practicing with the firm since December 1, 1995 and has also continued his representation of the Company on behalf of the firm.

     Please be advised that our response is limited by, and in accordance with, the ABA Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information (December 1975) and the accompanying Commentary (which is an integral part of the Statement). Without limiting the generality of the foregoing, please be advised that:

          (a) The limitations set forth in Paragraphs 2 and 7 of the ABA Statement of Policy on the scope and use of our response are specifically incorporated herein by reference.

          (b) Our response is limited to a description of "loss contingencies" of the type defined in Paragraph 5 of the ABA Statement of Policy to the extent that we have been requested by the Company (in the manner contemplated by said Paragraph 5) to furnish you with such description. In that connection, we advise you of our understanding that we have not been so requested to furnish information regarding any loss contingency of the type referred to in clauses (b) and (c) of said Paragraph 5.

          (c) Any description herein (or in any Attachment hereto) of any "loss contingency" is qualified in its entirety by Paragraph 5 of the ABA Statement of Policy and Commentary.

          (d) The information set forth herein and in any Attachment hereto is as of December 17, 1996, the date on which we commenced our internal review procedures for purposes of preparing this response, and we disclaim any undertaking to advise you of changes which thereafter may be brought to our attention.

     Subject to the foregoing, we advise you that since December 2, 1995 we have not been engaged to give substantive attention to, or to represent the Company in connection with, any matters which, as of November 30, 1996 or the date hereof, were material loss contingencies coming within the scope of clause (a) of Paragraph 5 of the ABA Statement of Policy, except as set forth in Attachment A hereto.

     Consistent with the last sentence of Paragraph 6 of the ABA Statement of Policy and pursuant to the Company's request, this will confirm that whenever, in the course of performing legal services for the Company with respect to a matter recognized by us to involve an unasserted possible claim or assessment that may call for financial statement disclosure, we form a professional conclusion that the Company must disclose or consider disclosure concerning said possible claim or assessment, we, as a matter of professional

LATHAM & WATKINS

Price Waterhouse, L.L.P.
December 23, 1996
Page 3


responsibility to the Company, will so advise that Company and will consult with the Company concerning the question of such disclosure and the applicable requirements of that portion of Statement of Financial Accounting Standard No. 5 which relates to "loss contingencies."

     The Company has advise us that, by making the request set forth in its letter to us, the Company does not intend to waive the attorney-client privilege with respect to any information which the Company has furnished to us. Moreover, please be advised that our response to you should not be construed in any way to constitute a waiver of the protection of the attorney work-product doctrine with respect to any of our files involving the Company.

     Without otherwise affecting the limitation imposed upon this letter by the ABA Statement of Policy, we wish to advise you that this letter does not cover matters coming to the attention of Frederick M. Danziger, of counsel to the firm, in his capacity as a director of, or other positions with, the Company.

                                              Very truly yours,


                                              Frederick M. Danziger
                                        `     of LATHAM & WATKINS

cc:   Culbro Corporation
      General Cigar Co., Inc.

                                  Attachment A

     At this time, we are unable to form a judgment, within the meaning and in accordance with the standards set forth in the ABA Statement of Policy, as to whether an ultimate outcome unfavorable to the Company in the following matters is either "probable" or "remote." At this time, we also are unable to give an estimate, within the meaning and in accordance with the standards set forth in the ABA Statement of Policy, of the amount or range of potential loss, if any, which might result to the Company if the outcome in the following matters were unfavorable.

Tobacco Litigation

     In the following cases filed in Florida state courts, the Company was named as a defendant together with a variety of tobacco product manufacturers and retailers. Based on tort theories including strict liability, negligence, fraud and civil conspiracy, plaintiffs allege adverse health effects from the use of such tobacco products in these actions.

     In Re Consolidated Tobacco Cases v. Brown & Williamson Tobacco Corporation, et al., Fourth Judicial Circuit Court, Duval County, Florida. Two complaints, which name the Company among other defendants, were filed in late August, 1996; one is a "standard" personal injury complaint and the other is a "standard" wrongful death complaint. Allegations include strict liability, negligence and civil conspiracy. The company is not named in the complaint as a co-conspirator. The Company has been advised that between 100 and 200 single page complaints that name specific parties and incorporate allegations made in the "standard" complaints were filed in connection therewith. It is not known whether the Company has been named in any individual complaint. The Company has not been served with any standard or individual complaint.

     Florence Walters, et. al. v. Brown & Williamson Tobacco Corporation, et. al., Fourth Judicial Circuit Court, Duval County, Florida. This class action complaint was filed in late August, 1996 and specifically lists 291 class members. The Company has been named together with the other defendants in this case but has not been served with a complaint. The underlying claims, like the above referenced "standard" complaints, include strict liability, negligence and civil conspiracy claims under which the Company is absent from the list of alleged conspirators.

     Joseph Pacifico v. Philip Morris Inc., et. all., Fifteenth Judicial Circuit, Palm Beach County, Florida. The Company has never been served in this case and plaintiff has filed an amended complaint which does not name the Company as a defendant.

     Paul Haar and Josephine Haar v. Lorillard Tobacco Company, et. al., Thirteenth Judicial Circuit Court, Hillsborough County, Florida. Plaintiffs voluntarily dismissed the Company from this action without prejudice on April 26, 1996.

     Gilbert S. Wilson v. R.J. Reynolds Tobbacco Co., et. al., Fourth Judicial Circuit Court, Duval County, Florida. The Company was voluntarily dismissed without prejudice from the case on May 14, 1996.

     Bonnie Starling v. The American Tobacco Company, et. al., Eleventh Judicial Circuit Court, Dade County, Florida. This action was filed on May 4, 1995. Although named as a defendant in both the complaint and in an amended complaint filed by plaintiff, the Company was not served with either complaint. On February 1, 1996, plaintiff filed a second amended complaint which does not name the Company as a defendant.

Employment Litigation

     Paul Cleveland v. General Cigar Co., Judicial District of Hartford/New Britain, Hartford, Connecticut. This case alleging wrongful constructive termination remains pending against the Company; however the former employee has been convicted in federal court of mail fraud arising from the facts which led to the former employee's termination.

Federal Elections Committee Investigation

     The Matter Under Review investigation initiated by the Federal Elections Commission in connection with allegations of election fraud made by the employee who brought the above-referenced wrongful termination action against the Company, remains open. The Company is expected to be fined an immaterial amount.

Grand Jury Investigation

     On February 7, 1996 the United States Attorney for the District of Connecticut commenced an investigation regarding the same election fraud allegations investigated by the FEC and certain aspects of the Company's foreign operations. On October 11, 1996 the United States Attorney declined to prosecute the Company and its officers and terminated this investigation.

Securities and Exchange Commission Investigations

     In connection with the U.S. Securities and Exchange Commission ("SEC") investigation into trading in the Company's shares in the period prior to its announcement of an agreement in principle to sell a 51% interest in a subsidiary to Tabacalera, S.A., two of the Company's officers were interviewed in Spring of 1996. The SEC staff has not communicated with the Company regarding this matter in several months.

                                  CONFIDENTIAL

                              ATTORNEY WORK PRODUCT

                                January 31, 1996

                           MEMORANDUM OF CONTINGENCIES

     This memorandum sets forth to the best of the Corporation's knowledge the principal contingencies involving asserted or unasserted claims or assessments and pending or threatened litigation affecting it and its subsidiaries. If a matter has been referred to outside counsel it indicates the counsel engaged in each such matter. In many actions both the Corporation and one of its subsidiaries are named. The Corporation reserves the right to seek to remove itself from litigation in appropriate circumstances and the use of the term "Corporation" herein does not indicate an admission of proper jurisdiction; nor should it affect the status of such subsidiary as a separate legal entity.

     Consistent with the deconsolidation of the financial statements of the Eli Witt Company ("Eli Witt") from those of the Corporation in 1994, this Memorandum of Contingencies no longer includes Eli Witt which will issue its own Memorandum and separate requests for attorney representation letters.

          (a) Litigation

          (b) Town of West Springfield v. Culbro Corporation

          In 1986 the State of Massachusetts closed certain public and private wells in the West Springfield, Massachusetts area, where the Corporation has farmed tobacco, because of contamination by ethylene dibromide (EDB) and other pesticides. Subsequently the Corporation's farms were identified as a probable source of the EDB contamination.

          In April 1987 the Town of West Springfield, Massachusetts filed suit in Hampden County Superior Court against the Corporation, another tobacco farmer, nine chemical manufacturers and an unknown number of unnamed manufacturers and distributors of pesticides.

          In November 1995 the parties agreed to settle this litigation. The Corporation agreed to pay $50,000 toward such settlement, all of which will be paid, or reimbursed to it, by its insurance carriers.

          The Corporation's environmental counsel in Massachusetts is Bulkley, Richardson & Gelinas, Springfield, Massachusetts.

          (ii) Tobacco Litigation

               In 1995 the Corporation's General Cigar Co., Inc. subsidiary ("General Cigar") and/or the Corporation were named as defendants, together with a variety of other tobacco product manufacturers and retailers, in four Florida state circuit court actions alleging adverse health effects from the use by the plaintiffs of such tobacco products. The Corporation and General Cigar were subsequently dismissed from two of these actions in October and November of 1995. General Cigar understands that these actions were filed by several law firms which, according to press reports, coordinate their filings and are considering many such lawsuits against numerous tobacco product manufacturers. These are individual actions for products liability and are not class actions. They are based on traditional tort law and include fraud claims and are not based on recent legislation passed in Florida and certain other states relating to reimbursement of health care costs. The remaining two actions are captions: Starling vs. The American Tobacco Company, Inc. et al., (Circuit Court, Fourth Judicial Circuit, Dade County, Florida) (the Corporation was named but not served); and Paul Haar v. Lorillard Tobacco Co. (023492-0004) (the Corporation was named and served). These actions are in their very preliminary stages.

               James Kearney, Esq. Of the New York office of Latham & Watkins and local Florida counsel are handling these matters for the Corporation and General Cigar.

          (iii) Fraud Litigation - Drug Investigation - Wrongful Discharge Litigation

               In the spring of 1995 General Cigar learned that illegal drugs were passing through its Dothan, Alabama plant. The drugs were apparently being secreted by persons currently unknown in cigar shipping cartons originating from General Cigar's Kingston, Jamaica plant.

               General Cigar, upon learning of the alleged drug trafficking, hired former criminal prosecutor James Harmon, Esq. Of New York who also served as Executive Director and General Counsel of the President's Commission on Organized Crime. Mr. Harmon, and the private investigators he retained, have cooperated on behalf of General Cigar with Customs Officials and other federal and state officials throughout the investigation. A federal grand jury in Birmingham, Alabama has the matter under investigation. As a result of the investigation, two former General Cigar employees have been indicted and are awaiting trial on drug-related charges.

          The investigation described above led to the discovery of almost $1,000,000 of fraudulent trucking invoices between General Cigar's Dothan facility and an Alabama trucking concern. Effective September 1, 1995 General Cigar suspended Paul Cleveland, Senior Vice President of Operations, for his involvement in the fraudulent trucking invoices. Mr. Cleveland was suspended because "he processed these invoices in a way which was an unacceptable deviation from the company's business practices."

          In September 1995 General Cigar filed in Alabama a civil suit under the RICO statute against the trucking concern. Mr. Cleveland and two owners of the trucking concern were later added as defendants in that action.

          In late October 1995 Mr. Cleveland filed suit in the Judicial District of Hartford - New Britain (a state court) against General Cigar and its president, Austin McNamara, alleging wrongful constructive termination and a variety of other claims. This action is being defended by John King, Esq. Of the Hartford, Connecticut Law Firm of Updike, Kelly & Spellacy.

          The Corporation's internal audit department and General Cigar have investigated each of Mr. Cleveland's claims, and believe they are without merit.

          One of Mr. Cleveland's charges is that he was constructively terminated because of his intention to reveal certain allegedly illegal campaign contributions by General Cigar. While General Cigar is confident that this activity played no part in Mr. Cleveland's suspension, it does appear that corporate reimbursements by General Cigar of certain personal campaign contributions by its senior employees could constitute technical violations of the Federal Elections Campaign Act (the "Act"). General Cigar and Culbro's internal audit department also investigated this matter.

          That investigation revealed that personal contributions had been made to three campaigns and the donors reimbursed by General Cigar as follows:
     1994, Committee for Newt Gingrich ($5000); 1995, Committee for Sam Gibbons ($1000); and 1995, Committee for Bob Dole ($5000). The investigation also revealed that the reimbursement to General Cigar employees, including himself, had been authorized by General Cigar's President, Austin McNamara. All three campaigns have refunded all of the contributions.

          Counsel for General Cigar and Mr. McNamara have corresponded with the Federal Elections Commission ("FEC") which initiated a Matter Under Review ("MUR") investigation into these matters as a result of a complaint filed with it by Mr. Cleveland. The Corporation and General Cigar believe, based upon their investigations, that the above described reimbursements were not made with the knowledge that the Act was being violated nor were they made with the intent to violate the Act. General Cigar and its employees involved in this matter have requested an opportunity, in light of mitigating circumstances, to enter into a pre-probable cause conciliation agreement with the FEC to terminate the MUR. The Corporation's Chairman has admonished Mr. McNamara for breaching company policy.

          (iv) DJEEP Lighter (SIBJET) Claims

               The Corporation and/or its General Cigar Co., Inc.


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     subsidiary is a defendant in a suit filed by an individual claiming injuries allegedly caused by his use of an allegedly defective DJEEP disposable cigarette lighter. The suit, filed in October of 1990, is pending in the Supreme court of the State of New York, New York County and alleges that the plaintiff sustained serious and permanent injuries. The complaint in that suit demands damages in the amount of $8,000,000. Settlement discussions at immaterial amounts have been held.

          The DJEEP brand lighters are manufactured by Societe Industriel Briquet de Jetable ("SIBJET") in France and distributed exclusively by General Cigar in the United States. SIBJET is not a party to the action discussed above.

          General Cigar is indemnified by SIBJET for liability relating to personal injury caused by the use of the lighters and is named as a additional insured on SIBJET's policy of insurance. The Corporation believes that SIBJET's insurance coverage will be adequate to cover an adverse determination of this claim.

          (v) Culbro v. William J. Spiegel

               The Corporation is currently engaged in arbitration before a panel of three arbitrators of the American Arbitration Association in Philadelphia, Pennsylvania to recover amounts representing the overpayment for the Gilbreth International business acquired by the Corporation in 1988.

          (vi) Trine Manufacturing Company, Inc. Patent Matters

               Trine Manufacturing Company, Inc., a subsidiary of the Corporation which manufacturers labeling machines ("Trine"), has reached a settlement of its patent infringement litigation with B&H Manufacturing, Inc. ("B&H") in the Federal District Court for the Eastern District of California, Fresno Division. See the description of such litigation and related matters on page 11 of the Registrant's Form 10-K for the fiscal year ended November 28, 1992.


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          There is no litigation or arbitration involving Trine currently pending with respect to the B&H patents. The settlement with B&H should preclude any such indemnity action against the Corporation in the United States. The settlement, however, does not affect foreign markets and such litigation is possible in the future. None has been initiated to the Corporation's knowledge.

          (vii) Imperial Nurseries Azalea Crop

               This discussion covers developments in the litigation described in Item 3(iv) of the Corporation's Form 10-K for 1994 fiscal year which relate to its subsidiary, Imperial Nurseries, Inc., ("Imperial"). The trial described in Item 3(iv) resulted in a jury verdict on April 11, 1995 of no recovery by Imperial for the loss of its azalea crop, above the $240,000 previously paid to Imperial. Imperial waived its right to appeal for which it received approximately $100,000 and in connection therewith the defendant waived its right to recover substantial costs from Imperial. Imperial has notified its property insurance carrier of this result and may seek a partial recovery from such carrier for this crop loss.

          (b) Other Matters

               Investigation

               In May 1995 the U.S. Securities Exchange Commission ("SEC") began an investigation into trading in Culbro shares in the period prior to its announcement of an agreement in principle to sell a 51% interest in its General Cigar subsidiary to Tabacalera, S.A. The New York Stock Exchange subsequently initiated a similar inquiry. The transaction with Tabacalera, S.A. was subsequently terminated.

               The SEC staff was provided with numerous documents they requested and they interviewed several officers of the Corporation and General Cigar. The Corporation also supplied the SEC with numerous reports in various financial media and the general press about the resurgence in interest in cigars and the substantial interest in Culbro and General Cigar in early 1995. They are being


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     represented in this investigation by Walter P. Laughlin, Esq. of the New
     York office of Latham & Watkins. The SEC staff has not been in contact with the Corporation or its counsel for some time and the Corporation does not know the status of these investigations.

          General Cigar - Superfund Proceeding

          In June 1992 the Corporation received a Potentially Responsible Party ("PRP") letter from the United States Environmental Protection Agency ("EPA") relating to the International Depositary, Inc. Superfund Site in North Kingston, Rhode Island. The PRP letter relates to waste allegedly generated by the Culbro Tobacco Division of General Cigar Co., Inc. and removed to the Site by a licensed waste removal company. The PRP letter indicates Culbro Tobacco's exposure may be limited to approximately 1.7% of $1,200,000 of remedial expenses incurred by EPA. The Corporation has paid $25,000 in settlement of the EPA claim. The State of Rhode Island is also claiming damages from the PRP's and the Corporation believes its share of such damages would be less than the amount paid to the EPA. The Corporation will seek to recover reimbursement of any amounts paid from its licensed transporter, which has refused reimbursement but agreed to binding arbitration of the matter. Updike Kelley & Spellacy of Hartford, Connecticut is monitoring this matter for the Corporation and several other of its clients.

     The Corporation and its subsidiaries are defendants in various other litigation which is not deemed to be material in the aggregate, including personal liability actions believed to be adequately covered by insurance and actions relating to employee terminations.

          (c) Tax Matters

          The tax years prior to 1992 are closed. The Internal Revenue Service while scheduled to audit 1992-1993, has not contacted the Corporation with a start date.

          The Internal Revenue Service is currently auditing employment taxes for 1990 and 1991. The Corporation anticipates that the IRS will challenge the Corporation's failure to withhold employment taxes from amounts paid to William Spiegel pursuant to a contract entered into in 1988 when the Corporation acquired Gilbreth International. The Corporation will oppose that position if the IRS asserts it. If the IRS is successful in such assertion the Corporation will seek reimbursement from Mr. Spiegel in the arbitration proceedings described in (a)(iv).

     The Corporation deems its consolidated tax reserves, giving effect to credits, to be adequate.

     Any matters which do not specify counsel are being handled by the Corporation's Legal Department or tax staff.